Exhibit 4.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2019 and 2018

(Amounts in thousands, except share and per share amounts)

This management discussion and analysis (“MD&A”) of the financial condition and results of operations of Curaleaf Holdings, Inc. (the “Company” or “Curaleaf”) is for the years ended December 31, 2019 and 2018 prepared as of March 26, 2020. It is supplemental to, and should be read in conjunction with, the Company’s audited consolidated financial statements and the accompanying notes for the years ended December 31, 2019 and 2018. For the purposes of this MD&A, the terms “Company” and “Curaleaf” mean Curaleaf Holdings, Inc. and, unless the context otherwise requires, includes its subsidiaries. Additional information regarding Curaleaf is available on the Company’s website at www.curaleaf.com or through the SEDAR website at www.sedar.com. The Company’s financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and Interpretations of the IFRS Interpretations Committee (“IFRIC”) in effect as of and for the year ended December 31, 2019.  Financial information presented in this MD&A is presented in United States (“U.S.”) dollars (“$” or “US$”), unless otherwise indicated.

This MD&A has been prepared by reference to the MD&A disclosure requirements established under National Instrument 51-102 — Continuous Disclosure Obligations of the Canadian Securities Administrators and Staff Notice 51-352 (Revised) — Issuers with US Marijuana Related Activities (“Staff Notice 51-352”).

This MD&A contains “forward-looking information” and “forward-looking statements” within the meaning of Canadian securities laws and United States securities laws (“forward-looking statements”). Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on management’s current beliefs, expectations or assumptions regarding the future of the business, future plans and strategies, operational results and other future conditions of the Company. In addition, the Company may make or approve certain statements in future filings with Canadian securities regulatory authorities, in press releases, or in oral or written presentations by representatives of the Company that are not statements of historical fact and may also constitute forward-looking statements. All statements, other than statements of historical fact, made by the Company that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements, including, but not limited to, statements preceded by, followed by or that include words such as “may”, “will”, “would”, “could”, “should”, “believes”, “estimates”, “projects”, “potential”, “expects”, “plans”, “intends”, “anticipates”, “targeted”, “continues”, “forecasts”, “designed”, “goal”, or the negative of those words or other similar or comparable words and includes, among others, information regarding: expectations for the effects of any transactions; expectations for the effects and potential benefits of any transactions; expectations for the effects of COVID-19 on the business’ operations and financial condition; statements relating to the business and future activities of, and developments related to, the Company after the date of this MD&A, including such things as future business strategy, competitive strengths, goals, expansion and growth of the Company’s business, operations and plans; expectations that planned acquisitions will be completed; expectations that licenses applied for will be obtained; potential future legalization of adult-use and/or medical cannabis under U.S. federal law; expectations of market size and growth in the U.S. and the states in which the Company operates; expectations for other economic, business, regulatory and/or competitive factors related to the Company or the cannabis industry generally; the ability for U.S. holders of securities of the Company to sell them on the Canadian Securities Exchange (“CSE”); and other events or conditions that may occur in the future. Forward-looking statements may relate to future financial conditions, results of operations, plans, objectives, performance or business developments. These statements speak only as of and at the date they are made and are based on information currently available and on the then current expectations. Holders of securities of the Company are cautioned that forward-looking statements are not based on historical facts but instead are based on reasonable assumptions and estimates of management of the Company at the time they were provided or made and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, as applicable, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, but not limited to, risks and uncertainties related to: business structure risks; legal and regulatory risks inherent in the cannabis industry; financing risks related to additional financing and restricted access to banking; general regulatory and legal risks including risk of civil asset forfeiture; risks relating to anti-money laundering laws and regulations; lack of access to U.S. bankruptcy protections, heightened scrutiny by regulatory authorities; risk of legal, regulatory or political change, general regulatory and licensing risks, limitations on ownership of licenses, regulatory action and approvals from the

Food and Drug Administration and risks of litigation; environmental risks including environmental regulation and unknown environmental risks; general business risks including risks related to COVID-19 pandemic, failure to complete acquisitions; risks related to the senior secured debt facility, unproven business strategy, service providers, enforceability of contracts, resale of the SVS on the CSE; reliance on the expertise and judgment of senior management of the Company, and ability to retain such senior management; the concentrated voting control of the Company’s Executive Chairman, Boris Jordan, risks inherent in an agricultural business; unfavorable publicity or consumer perception, product liability, product recalls, results of future clinical research, difficulty attracting and retaining personnel, dependence on suppliers, reliance on inputs, limited market data and difficulty to forecast, intellectual property risks, constraints on marketing products, fraudulent or illegal activity by employees, contractors and consultants, information technology systems and cyber-attacks, security breaches, reliance on management services agreements with subsidiaries and affiliates, website accessibility, high bonding and insurance coverage, risks of leverage, future acquisitions or dispositions; , management of growth, performance not indicative of future results and financial projections may prove materially inaccurate or incorrect, conflict of interest; tax risks as well as those risk factors discussed under “Risk Factors” in this MD&A and under “Risk Factors” in the Company’s Annual Information Form dated September 23, 2019.

The discussion of risk factors in this MD&A has been updated to include discussion of risks related to the current pandemic caused by the spread of the novel coronavirus (“COVID-19”).   The nature and scope of the pandemic and its impact are rapidly developing  and it is difficult for management to identify at the current time all risks, or quantify those identified, or to assess their impact on particular financial measures and operating results.  Nevertheless, discussion under “Risk Factors” identifies potential areas of negative potential impact that may be caused by the pandemic.

The purpose of forward-looking statements is to provide the reader with a description of management’s expectations, and such forward-looking statements may not be appropriate for any other purpose. In particular, but without limiting the foregoing, disclosure in this MD&A as well as statements regarding the Company’s objectives, plans and goals, including future operating results and economic performance may make reference to or involve forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain of the forward-looking statements and other information contained herein concerning the cannabis industry, its medical, adult-use and hemp-based CBD markets, and the general expectations of the Company concerning the industry and the Company’s business and operations are based on estimates prepared by the Company using data from publicly available governmental sources as well as from market research and industry analysis and on assumptions based on data and knowledge of this industry which the Company believes to be reasonable. However, although generally indicative of relative market positions, market shares and performance characteristics, such data is inherently imprecise. While the Company is not aware of any misstatement regarding any industry or government data presented herein, the cannabis industry involves risks and uncertainties that are subject to change based on various factors.

A number of factors could cause actual events, performance or results to differ materially from what is projected in the forward-looking statements. You should not place undue reliance on forward-looking statements contained in this MD&A. Such forward-looking statements are made as of the date of this MD&A. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. The Company’s forward-looking statements are expressly qualified in their entirety by this cautionary statement.

This MD&A contains future-oriented financial information and financial outlook information (collectively, “FOFI”) about the Company’s prospective results of operations, production and production efficiency, commercialization, revenue and cash on hand, all of which are subject to the same assumptions, risk factors, limitations, and qualifications as set forth in the above paragraph. FOFI contained in this MD&A was approved by management as of the date of this MD&A and was provided for the purpose of providing further information about the Company’s future business operations. The Company disclaims any intention or obligation to update or revise any FOFI contained in this MD&A, whether as a result of new information, future events or otherwise, unless required pursuant to applicable law. Readers are cautioned that the FOFI contained in this MD&A should not be used for purposes other than for which it is disclosed herein.

OVERVIEW OF THE COMPANY

Curaleaf operates as a life science company developing full scale cannabis operations, with core competencies in cultivation, manufacturing, dispensing and medical cannabis research.  Curaleaf is a leading vertically integrated medical and wellness cannabis operator in the United States. Headquartered in Wakefield, Massachusetts, the Company has operations in fourteen states and, as of December 31, 2019, operates fifty-one dispensaries, fourteen cultivation sites and fifteen processing sites with a focus on highly populated, limited license states, including New York, New Jersey, Florida and Massachusetts. The Company leverages its extensive research and development capabilities to distribute cannabis products with the highest standard for safety, effectiveness, consistent quality and customer care. The Company is committed to leading the industry in education and advancement through research and advocacy. The Company markets to medical and adult-use customers through brand strategies intended to build trust and loyalty.

The Company was one of the first professionally managed companies to enter the U.S. legal cannabis industry, which is one of the fastest growing industries in the U.S. and still in its early stages of maturity. Formed in 2010, the Company began as a medical device company, and was the first to develop and patent a medical cannabis vaporizing unit capable of delivering single metered doses of cannabis medicine to patients.

Presently, the Company is a diversified holding company dedicated to delivering market-leading products and services while building trusted national brands within the legal cannabis industry. Through its team of physicians, pharmacists, medical experts and industry innovators, the Company has developed a portfolio of branded cannabis-based therapeutic offerings in multiple formats and a strategic network of branded retail dispensaries. Exemplifying its commitment to quality, Curaleaf’s Florida operations were the first in the cannabis industry to receive the Safe Quality Food certification under the Global Food Safety Initiative, setting a new standard of excellence.

Curaleaf Holdings, Inc., formerly known as Lead Ventures, Inc. (“LVI”), was incorporated under the laws of British Columbia, Canada on November 13, 2014. The Company changed its name to “Curaleaf Holdings, Inc.” as part of the business combination described below under the heading “Reverse Takeover Transaction and Private Placement”.

The Company’s Subordinated Voting Shares (“SVS”) are listed for trading on the CSE under the ticker symbol “CURA” and on the OTCQX under the ticker symbol “CURLF”.

In order to achieve its strategy, the Company has completed several acquisitions since its formation.  The Company expects to continue to actively pursue other acquisition, disposition and investment opportunities in the future.

The consolidated financial statements of the Company include the financial statements of the Company and its direct subsidiaries, indirect subsidiaries that are not wholly owned by the Company and other entities consolidated other than on the basis of ownership:

		December 31,	December 31,
	State of	2019	2018
Business name	operations	ownership %	ownership %
CLF AZ, Inc.	AZ	100%	100%
CLF NY, Inc.	NY	100%	100%
Curaleaf CA, Inc.	CA	100%	100%
Curaleaf KY, Inc.	KY	100%	100%
Curaleaf Massachusetts, Inc.	MA	100%	100%
Curaleaf MD, LLC	MD	100%	100%
Curaleaf OGT, Inc.	OH	100%	100%
Curaleaf PA, LLC	PA	100%	100%
Curaleaf, Inc.	MA	100%	100%
Focused Investment Partners, LLC	MA	100%	100%
PalliaTech Maine, Inc.	ME	100%	100%
PalliaTech RI, LLC	RI	100%	100%
PalliaTech CT, Inc.	CT	100%	100%
PalliaTech OR, LLC (formerly Groen)	OR	100%	100%
PalliaTech Florida, Inc.	FL	100%	100%
PalliaTech Florida, LLC	FL	77.2%	75%
Curaleaf Florida, LLC	FL	70%	70%
CLF MD Processing, LLC	MD	100%	85%
PT Nevada, Inc.	NV	100%	—
HMS Health LLC	MD	—	—
HMS Processing LLC	MD	—	—
HMS Sales LLC	MD	—	—
MI Health LLC	MD	—	—
Town Center Wellness, LLC	MD	—	—

Reverse Takeover Transaction and Private Placement

On July 25, 2018, Curaleaf, Inc. entered into an agreement (“Transaction Agreement”) with LVI which resulted in a reverse takeover of LVI by the security holders of Curaleaf, Inc. and the listing for trading of the SVS of the issuer resulting from the reverse takeover, Curaleaf Holdings, Inc., on the CSE. Pursuant to the Transaction Agreement, the shareholders of LVI received, upon completion of the reverse takeover, SVS having an aggregate value of C$2,160.

On October 25, 2018, Curaleaf, Inc. and the Company completed the combination of their respective businesses (the “Business Combination”) pursuant to the Transaction Agreement and an Agreement and Plan of Transaction among Curaleaf, Inc., the Company (then known as Lead Ventures, Inc.) and Curaleaf Mergerco, Inc. The Business Combination was structured as a series of transactions, including a Canadian three-cornered amalgamation transaction and a series of U.S. merger and reorganization steps.

Immediately prior to the Business Combination, 1177687 B.C. Ltd. (“Curaleaf FinCo”), a special purpose corporation, completed a brokered and a non-brokered subscription receipt private placement financing at a price of C$11.45 per subscription receipt for aggregate gross proceeds of approximately C$520,000 (the “Private Placement”).

As part of the Business Combination, the Company, Curaleaf FinCo and 1177679 B.C. Ltd., a wholly-owned subsidiary of the Company, were parties to a three-cornered amalgamation (the “Amalgamation”) pursuant to which the shareholders of Curaleaf FinCo (being the investors in the Private Placement after automatic conversion of their subscription receipts into common shares of Curaleaf FinCo (the “Curaleaf FinCo Shares”) received SVS of the Company in exchange for their Curaleaf FinCo Shares. Concurrently with the Amalgamation, Curaleaf MergerCo Inc., a wholly-owned subsidiary of the Company, merged with and into Curaleaf, Inc., with Curaleaf, Inc. continuing as the surviving corporation and becoming a wholly-owned subsidiary of the Company.

In connection with the Business Combination, Gociter Holdings Ltd., a corporation of which Boris Jordan, the Executive Chairman of Curaleaf Holdings, Inc. is the beneficial owner, made a contribution of 3,734,965 common shares to the Company in exchange for 122,170,705 multiple voting shares (“MVS”) of Curaleaf Holdings, Inc., representing 100% of the issued and outstanding MVS as of closing of the Business Combination.

Company Performance and Objectives

The Company is currently active in numerous cannabis programs across the U.S. In the U.S., thirty-three states have legalized the use of medical cannabis for patients with certain qualifying conditions. In most of these medical states, a regulatory framework is in place whereby patients can receive a recommendation from a certified physician to purchase medical cannabis in approved dispensaries. In the U.S., eleven states have legalized cannabis for adult-use (“adult-use”). In many of these adult-use states, customers can purchase cannabis from approved dispensaries by providing identification proving the customer is 21 years of age or older.

A key aspect of the Company’s business plan is achieving “vertical integration” in each cannabis program in which it operates. Vertical integration means controlling the entire supply chain: from cultivating cannabis, to processing the cannabis into oils and other formulated products and, ultimately, selling the end-product to customers and/or patients.

The Company plans to continue growth of its operations via expansion in three dimensions: acquiring licenses in limited-license markets, increasing presence in current markets, and increasing exposure in mass markets. While the Company’s goal is to have its own licensed operations in each of its markets, we may enter a market through production and/or marketing arrangements where such arrangements provide opportunity for accelerated roll-out.

Limited-License Markets. The majority of the markets in which the Company currently operates have formal regulations limiting the number of cannabis licenses that will be awarded, thus forming high barriers to entry, limited market participants, and protected market share in these limited-license states. Curaleaf intends to apply for new licenses or acquire businesses within limited-license markets in which the Company does not currently operate.

Increasing Presence in Current Markets. The Company plans to grow within its current markets by pursuing opportunities for vertical integration, acquiring additional dispensary licenses and/or entering into production and marketing relationships to further build its retail brand and expand its retail footprint, and intends to apply for new licenses as available and determined by each state.

Increasing Exposure in Mass Markets. The Company has established itself as a market leader and has become a dominant player due to its competitive pricing, experienced management, strong capitalization and strong brand goodwill. In mass markets exhibiting a free market dynamic typical of other industries, such as California, Nevada, and Oregon, the Company intends to leverage its extensive experience to grow cannabis and/or process more efficiently and reliably, while taking advantage of wholesale and retail opportunities and establishing a strong brand.

The Company expects acquisition related costs, marketing and selling expenses, and capital expenditures to increase as it expands its presence in current markets and expands into new markets.

Operating Segments

The Company currently operates in two segments:

Cannabis Operations

The Company engages in the production and sale of cannabis via retail and wholesale channels. The Company operates 51 retail dispensaries in nine states. The Company operates 14 cultivation sites in 11 states and 15 processing sites in 12 states which sell cannabis through wholesale channels.

Non-Cannabis Operations

The Company provides professional services including cultivation, processing and retail know-how and back office administration, intellectual property licensing, real estate leasing services and lending facilities to medical and adult-use cannabis licensees under management service agreements. The Company manages three integrated medical cannabis licenses; one license in New Jersey and two licenses in Maine under such management agreements. The financial results of these entities are not included into the consolidated financial statements of the Company because the Company does not have control over these operations in accordance with IFRS 10.

The States We Operate In, Their Legal Framework and How It Affects Our Business

Arizona Operations

Arizona’s medical cannabis program was introduced in November 2010 when voters approved the Proposition 203 “Arizona Medical Marijuana Initiative” ballot measure that legalized medical cannabis for patients with certain qualifying conditions. The first sales were made to patients in December 2012.

The Arizona Department of Health Services has allocated 130 medical cannabis dispensary certificates. Each dispensary certificate permits the license holder to open one dispensary and gives the license holder the option to open one cultivation facility and/or one processing facility. Cultivation and processing sites can be located anywhere in the state and are not restricted based on where the license holder’s dispensary is located. Dispensaries are limited to their district for their first three years of operation. All dispensaries must be not-for-profit. Extracted oils, edibles, and flower products are permitted. Wholesale transactions are permitted. In June 2018, an Arizona appeals court ruled that extracted cannabis oils such as vaporizer cartridges were illegal. These products have been available in Arizona dispensaries since the launch of the program, and our dispensaries, as with most others in the state, have continued to sell extracted oils pending a final ruling by the Arizona Supreme Court. In January 2019, the Arizona Supreme Court agreed to review the legality of medical marijuana extracts such as vaporizer cartridges. In May 2019, the Arizona Supreme Court unanimously ruled that medical marijuana extracts are legal, meaning dispensaries can continue to sell oil-based formulations such as vaporizer cartridges.

In April 2018, the Company acquired Swell Farmacy, a holding company that operated four licensed dispensaries through Master Service Agreements (“MSAs”). The dispensaries are located in the Phoenix area, which boasts 122,000 of the state’s 189,000 patients. In May 2018, the Company entered into a 10-year lease to operate a 100,000 square foot indoor cultivation facility, 50,000 square feet of which is already constructed for cultivation on a 68-acre plot of land with the prospect of further expansion, including greenhouse and outdoor grows. In November 2018, the Company acquired Midtown Roots, a holding company operating the only dispensary located in downtown Phoenix. In May 2019, the Company acquired the exclusive rights to operate the Emerald dispensary, the only dispensary in the town of Gilbert, which is located in the Metro Phoenix area. In June 2019, the Company announced two separate acquisitions, Glendale Greenhouse, a vertically integrated cannabis business operating a cultivation and processing facility, as well as a dispensary, and Phytotherapeutics Management Services, LLC, which operates a dispensary that was subsequently moved to a newly developed, flagship dispensary located at 2175 N 83rd Avenue, which has close access to the I-10 Freeway. The Company may acquire additional dispensaries in this market, which is one of the biggest programs in the U.S.

California Operations

California’s medical cannabis program was introduced in 1996 when voters passed the Proposition 215 ballot initiative, that allowed patients with a valid doctor’s recommendation to possess and cultivate cannabis for personal medical use. In October 2015, Governor Brown signed the Medical Cannabis Regulation and Safety Act into law, which provided a regulatory framework around the longstanding, though unregulated, medical cannabis industry. In November 2016, voters approved Proposition 64, the Adult Use of Marijuana Act, with 57% of the vote, legalizing adult-use cannabis in the state. Dispensaries began selling to customers 21 years of age and older in January 2018.

The Medicinal and Recreational Cannabis Regulation and Safety Act creates the general framework for the regulation of commercial medicinal and adult-use cannabis in California. Three state agencies are responsible for licensing and regulating each aspect of the industry: the Bureau of Cannabis Control regulates retailers, distributors, testing labs, microbusinesses, and temporary cannabis events; the Manufactured Cannabis Safety Branch, a division of the California Department of Public Health, regulates manufacturers of cannabis-infused edibles for both medical and nonmedical use; and the California Department of Food and Agriculture regulates cultivators of medicinal and adult-use cannabis.

Permitted products include oil-based formulations, edibles, and flower. Wholesaling and home delivery are permitted.

In December 2018, the Company received a manufacturing, distribution, and mobile dispensing license from the City of Davis, California. In January 2019, the Company received its California state licenses for manufacturing and distribution. In April 2019, the Company acquired Eureka, a Monterey County, California, based operator with a cultivation facility in the Salinas Valley. In February 2020, the Company closed the acquisition of Cura Partners, Inc., a leading wholesale brand in California, among other states, with a processing facility in Sacramento, CA.

Connecticut Operations

Connecticut’s medical cannabis program was introduced in May 2012 when the General Assembly passed legislation PA 12-55 ‘An Act Concerning the Palliative Use of Marijuana.’ The program is divided into two classes of licenses: producers and dispensaries. Producers cultivate and process medicinal cannabis and wholesale to dispensaries. Dispensaries sell cannabis directly to patients and must have a pharmacist on staff.

The program launched with six dispensary licensees and four producer licensees. The first dispensaries sold to patients in September 2014.

In January 2016, the Connecticut Department of Consumer Protection (“CTDCP”), the agency that oversees the program, approved three additional dispensary licenses. In December 2018, the CTDCP issued nine additional dispensary licenses, bringing the total to 18 licensed dispensaries in the state. As of February 2019, 17 of these dispensaries were operational.

Extracted oils and flower products are permitted. Edibles are permitted with the exception of confectionaries.

Curaleaf holds one of the four approved producer licenses in the state. The Company began wholesaling in October 2014 and now sells to all 14 of the state’s operational dispensaries. Curaleaf previously operated a 40,000 square foot facility but has recently moved to a new 55,000 square foot facility which includes cultivation space, extraction, purification facilities, and a commercial kitchen for the production of edibles.

The Company expects to acquire GR Companies, Inc., a cannabis multi-state operator in Connecticut, among other states, with one dispensary in Connecticut. The Company also expects to close its acquisition of three Connecticut dispensaries currently operated the Arrow Alternative Care name upon regulatory approval. See “Proposed Transactions” section of this MD&A.

Florida Operations

Florida’s medical cannabis program was introduced in June 2014 when the Florida Legislature passed the Compassionate Medical Cannabis Act of 2014 (“CMCA”). The CMCA permitted low-THC cannabis oils to be dispensed and purchased by patients suffering from cancer and epilepsy. Under this program, six organizations called Medical Marijuana Treatment Centers (“MMTCs”) were licensed to dispense low-THC cannabis to patients.

In November 2016, Florida voters approved the Amendment 2 “Expand Medical Marijuana” ballot measure with 71% of the vote. This constitutional amendment expanded the program by legalizing cannabis oils for individuals with specific debilitating diseases or conditions, including chronic pain, as determined by a licensed state physician. In June 2018, Governor Scott signed Senate Bill 8-A: “Medical Use of Marijuana,” which outlined how patients can qualify and receive medical cannabis under the state’s constitutional amendment. The bill also increased the number of available MMTC licenses to 17, with 14 of these licenses issued as of the end of 2018. In April 2019, as the result of a joint settlement, the state awarded additional licenses, and as of the date hereof a total of 22 licenses have been granted in the state.

A single MMTC license allows for the cultivation, processing, and dispensing of cannabis products. Originally, each MMTC was permitted to open up to 25 dispensaries statewide. With each additional 100,000 qualified patients, the dispensary cap increased by five for each MMTC. However, the limit on dispensaries will no longer apply after April 2020.

Permitted products originally included oil-based formulations. Rules permitting the sale of edible medical cannabis products are under development. In May 2018, a district court judge ruled that Florida’s medical cannabis constitutional amendment requires the Department of Health to permit sales of smokable medical cannabis flower. Smokable flower was introduced as a permitted form factor in March 2019, shortly after Governor DeSantis signed a bill that repealed the state’s ban on smokable medical cannabis flower.

Each MMTC is required to cultivate and process all medical cannabis products they dispense. Wholesale transactions are permitted on a case by case basis to alleviate shortages. Home delivery is permitted.

The Company holds one of the original six vertically-integrated medical cannabis licenses issued in the state. In October 2016, Curaleaf’s Florida business became the third license holder to begin sales to patients. As of December 31, 2019,

Curaleaf operated a 24,000 square foot indoor growing facility, a 278,000 square foot greenhouse growing facility, and 28 dispensaries, with plans to open additional dispensaries in 2020.

Maine Operations

Maine’s medical cannabis program was introduced in November 1999 when voters approved Question 2, the ‘Maine Medical Marijuana for Specific Illnesses Initiative,’ with 61% of the vote. This program permitted qualified patients, or their designated caregiver, to grow and consume cannabis, but did not create a licensing structure whereby entities could apply to cultivate, process, and/or dispense cannabis.

In November 2009, Maine voters expanded the medical program by passing Question 5, the ‘Maine Medical Marijuana Initiative, with 59% of the vote, which established a licensing structure in which eight vertically-integrated, not-for-profit dispensaries could sell cannabis directly to registered patients. The first dispensary opened to patients in October 2010. Medical dispensaries are vertically-integrated and cultivate, process, and dispense products to patients. Wholesaling is only permitted in emergency situations. Extracted oils, edibles, and flower products are permitted.

In November 2016, Maine voters approved Question 1, the ‘Maine Marijuana Legalization Measure,’ which legalized adult-use cannabis sales in the state. In May 2018, the Maine legislature overrode a veto by Governor LePage to formally approve the cannabis legalization legislation that lays the groundwork for the adult-use market. The law passed in May 2018 establishes separate classes of licenses (dispensaries, cultivators, processors) with no caps in place on the number of licenses that can be issued. In February 2019, the Department of Administrative and Financial Services, which oversees both the medical and adult-use programs, selected a consultant to write the rules and regulations for the adult-use program. Draft rules were released in April 2019, finalized and signed by the Governor in June 2019. The Office of Marijuana Policy is now accepting and processing adult-use applications and have issued 31 conditional adult-use licenses to date with the expectation the first adult-use stores will open in June 2020.

Each licensee is permitted to open one dispensary. In July 2018, the Maine legislature overrode yet another veto by Governor LePage to formally approve a sweeping medical marijuana reform bill that regulates caregiver operations and approves the issuance of six new dispensary licenses. The bill also removes the requirement that medical cannabis license holders operate as not-for-profit entities, paving the way for the conversion of existing license holders to for-profit corporations. This bill went into effect in December 2018, though rules around the issuance of new medical licenses are still under development. As of December 31, 2019, there were still eight vertically-integrated, not-for-profit medical dispensaries in Maine.

The Company provides management services to two of the eight integrated medical cannabis licensees in the state: Maine Organic Therapy (“MEOT”) and Remedy Compassion Center (“RCC”). MEOT operates a 30,000 square foot indoor grow facility and a dispensary. RCC operates a small grow facility and a dispensary and obtains most of its product wholesale via MEOT. MEOT and RCC have both been serving patients since 2010.

Maryland Operations

Maryland’s medical cannabis program was introduced in May 2013 when then Governor O’Malley signed House Bill 1101 into law. The Maryland Medical Cannabis Commission issued preliminary licenses to 102 dispensaries, 15 cultivators, and 15 processors in 2016. The first dispensaries opened to patients in December 2018.

The market is divided into three classes of licenses: dispensaries, cultivators, and processors. Wholesaling occurs between cultivators and processors, cultivators and dispensaries, and processors and dispensaries. Originally, no one company could directly control multiple licenses of the same class, but this restriction was changed in May 2019 when Governor Hogan signed a bill that permitted a single company to own up to four dispensaries. Dispensary locations are tied to the Senate District in which they were awarded, with the exception of dispensary licenses that were awarded to applicants who also were awarded a cultivation license — these dispensaries can be located at the discretion of the license holder. Permitted products include oil-based formulations and flower. Edibles are prohibited.

In April 2018, the Maryland House and Senate approved a bill, which was later signed by Governor Hogan, that expanded the license pool, adding seven additional cultivation licenses, for a total of 22, and 13 additional processing licenses, for a total of 28. As of December 31, 2019, there were approximately 89 operational dispensaries, 17 operational cultivators, and 18 operational processors.

Curaleaf received one of 102 preliminary medical cannabis dispensary licenses in December 2016. The Company launched its dispensary in the first quarter of 2018, shortly after the market launched in December 2017. The Company also acquired a company holding a cannabis processing license, which began operations in the first quarter of 2018.

In January 2019, the Company completed a convertible debt financing with the owners of the HMS/MI Businesses which consist of one cultivation, one processing, and two dispensaries. Concurrently with completion of the convertible debt financing, the Company entered into supply, offtake, branding and services agreements with the HMS/MI Businesses.  Conversion of the debt into the equity of the HMS/MI Businesses is expected, subject to regulatory approval, when the licenses become subject to transfer under current law, starting in August 2020. The Company also announced in January 2019 that it had entered into an option purchase agreement to purchase all of Town Center Wellness, LLC, subject to regulatory approval, which operates the Elevate Takoma dispensary located in Takoma Park, Maryland.

In May 2019, Maryland passed legislation allowing for the sale of edibles in the market, and the Company has constructed a processing and manufacturing facility at Curaleaf’s Frederick facility in anticipation of the implementation of these rules.

In February 2020, the Company closed the acquisition of Cura Partners, Inc., a recently-launched wholesale brand in Maryland, among other states.

The Company expects to acquire GR Companies, Inc., a cannabis multi-state operator in Maryland, among other states, which owns a cultivation and processing facility and a dispensary and has the right to acquire any additional dispensary in Maryland. See “Proposed Transactions” section of this MD&A.

Massachusetts Operations

Massachusetts’ medical cannabis program was established by “An Act for the Humanitarian Medical Use of Marijuana” in November 2012 when voters passed Ballot Question 3 “Massachusetts Medical Marijuana Initiative” with 63% of the vote. The first dispensary opened in June 2015.

In November 2016, Massachusetts voters legalized adult-use cannabis by passing ballot Question 4 — Legalize Marijuana with 54% of the vote. In July 2018, Governor Baker signed legislation that laid the groundwork for the adult-use market. In March 2018, the Cannabis Control Commission (the “CCC”), the regulatory body, was set up to regulate the adult-use market and approve the rules that will govern the industry. While the CCC original aimed to officially launch adult-use sales on July 1, 2018, issues such as a lack of licensed testing labs and disagreements with city and town officials over agreements with cannabis businesses slowed the rollout, and the first adult-use sale did not take place until November 2018.

The Department of Health originally oversaw the medical cannabis program, but in December 2018 transferred oversight to the CCC, a change which was mandated by the aforementioned July 2018 legislation. Each medical licensee must be vertically-integrated and may have up to three medical dispensaries. Licensed medical dispensaries are given priority in adult-use licensing. As of December 31, 2019, there were 33 adult-use dispensaries open across the state.

The CCC oversees the adult-use cannabis program. Adult-use cultivators are grouped into 11 tiers of production—ranging from up to 5,000 square feet to no larger than 100,000 square feet — and regulators will bump a licensee down to a lower tier if that licensee has not shown an ability to sell at least 70 percent of what it produces. Medical dispensaries that wish to add the ability to sell cannabis products to non-patients will be required to reserve 35 percent of their inventory or the six-month average of their medical cannabis sales for medical cannabis patients. In order to achieve an adult-use license, a prospective licensee must first sign a “Host Community Agreement” with the town in which it wishes to locate. Roughly two-thirds of municipalities in the state have a ban or a moratorium in place that prohibits cannabis businesses from operating within their jurisdiction.

In both the medical and adult-use markets, extracted oils, edibles, and flower products are permitted. Wholesaling is also permitted.

The Company holds an integrated medical cannabis license and operates a 54,000 square foot indoor grow and three dispensaries, one licensed for medical and adult-use sales in Oxford, one licensed for medical sales in Hanover, and one licensed for adult-use sales in Provincetown. In March 2020, a fourth dispensary opened in Ware for adult-use sales. In February 2019, Curaleaf exercised an option to purchase an adjacent unit in its cultivation facility, thereby expanding its cultivation facility to 104,000 square feet.

The Company expects to acquire Alternative Therapies Group (“ATG”), another licensed medical cannabis operator in Massachusetts, which operates a 53,000 square foot cultivation facility and processing facility. See “Proposed Transactions” section of this MD&A.

On August 9, 2019, the Company announced that it had been granted approval by the CCC for the Company’s Reverse Takeover transaction, which the CCC deemed a change of ownership and control.

Nevada Operations

Nevada’s medical cannabis program was introduced in June 2013 when the legislature passed SB374, legalizing the medicinal use of cannabis for certified patients. The first dispensaries opened to patients in August 2015.

In November 2016, Nevada voters approved Question 2 with 55% of the vote, legalizing adult-use cannabis in the state. Adult-use sales launched under an “early-start” program on July 1, 2018. This market is divided into five classes of licenses: dispensaries, cultivators, distribution, product manufacturing, and testing. Licenses are tied to the locality in which they were awarded. In December 2018, the Nevada Department of Taxation, the agency which oversees the cannabis program, issued 61 new dispensary licenses. As of December 31, 2019, there were approximately 66 operational dispensaries, 134 operational cultivators, and 96 operational processors.

Extracted oils, edibles, and flower products are permitted. Wholesaling is permitted.

In 2018, the Company agreed to acquire a 10,000 square foot licensed indoor cannabis cultivation and a licensed dispensary, operating in Las Vegas, Nevada. Both businesses are licensed for both medical and adult-use sales. Each of these transactions is subject to regulatory approval. In March 2019, the Company agreed to acquire Acres, a company with a 269,000 square foot operating cultivation facility and further expansion as needed on 37 acres of land in Amargosa Valley, Nevada, and a large dispensary located in the Las Vegas, Nevada. The transaction consisted of two stages, with the Company closing the acquisition of the cultivation and processing assets of Acres in October 2019. The Acres businesses financial results were consolidated as of November 2019 in conjunction with completion of the cultivation and processing component of the transaction.  The acquisition of the Acres dispensaries and processing facility closed in January 2020.

In February 2020, the Company closed the acquisition of Cura Partners, Inc., a leading wholesale brand in Nevada, among other states.

New Jersey Operations

New Jersey’s medical cannabis program was introduced in January 2010 when then Governor Corzine signed the New Jersey Compassionate Use Medical Marijuana Act (“NJCUMMA”) into law. The NJCUMMA legalized medical cannabis for patients with certain qualifying conditions. The first sales were made to patients in December 2012.

In March 2018, under the direction of Governor Murphy, who campaigned on a platform that included cannabis legalization, the New Jersey Department of Health (“NJDOH”) issued the Executive Order 6 Report, which immediately expanded the medical cannabis program in numerous ways, including adding chronic pain and anxiety as qualifying conditions, doubling the monthly product limit, and permitting current licensees to open satellite dispensaries. In August 2018, the NJDOH began accepting applications for the licensing of six additional Alternative Treatment Centers (“ATCs”).

These licenses were awarded in December 2018, and as of December 31, 2019, there were seven operational ATCs dispensing medical cannabis to patients. In December 2019, the New Jersey state legislature passed a bill to add an initiative to the November 2020 ballot that will allow voters to decide whether to legalize the sale of adult-use cannabis in the state.

A single ATC license allows for the cultivation, processing, and dispensing of medical cannabis products. Originally, each ATC was permitted to open one dispensary, located within the same facility in which the ATC cultivated and processed. With the Executive Order 6 Report, each ATC can now open two additional satellite dispensaries within their NJDOH- designated region for a total of three dispensaries each, as well as satellite production facilities. Wholesaling is permitted with approval from the NJDOH.

Extracted oils and flower products are permitted. The Executive Order 6 Report recommended adding edibles as a permitted product, with rulemaking for edibles the responsibility of the state legislature. As of March 31, 2019, the legislature has yet to develop rules for edibles, and a timeline for edibles rulemaking is yet to be determined.

Originally, ATCs were required to be non-profit entities. However, pursuant to the “Jake Honig Compassionate Use Medical Cannabis Act”, signed into law on July 2, 2019, ATCs are permitted to sell or transfer their license to a for-profit entity, pending NJDOH approval.

The Company manages Curaleaf NJ, Inc. (“Curaleaf NJ”), an unrelated not-for-profit entity, with an integrated medical cannabis license, under an MSA. Curaleaf NJ owns a property that includes 46,890 square feet of cultivation space. Curaleaf NJ also owns an adjacent 12,000 foot facility, of which 4,000 square feet is utilized for dispensary operations, with the remainder used for ancillary operations such as packaging and storage. Since the start of sales in October 2015, Curaleaf NJ has established itself as a market leader, dispensing 36% of all product sold in the state in 2018. In accordance with the recently adopted regulations described above, Curaleaf NJ plans to open two more dispensary locations in the state, as well as an additional cultivation facility, for which the Company has secured a 128,500 square foot facility in the township of Winslow, NJ.

New York Operations

New York’s medical cannabis program was introduced in July 2014 when Governor Cuomo signed the Compassionate Care Act, which legalized cannabis oils for patients with certain qualifying conditions. Under this program, five organizations, called Registered Organizations (each, a “RO”s) were licensed to dispense cannabis oil to patients, with the first sale to a patient completed in January 2016.

In December 2016, the New York State Department of Health (“NYSDOH”) added chronic pain as a qualifying condition. In the month-and-a-half following the addition of chronic pain, the number of registered patients increased by 18%. In August 2018, the NYSDOH granted licenses to five additional ROs. A single RO license allows for the cultivation, processing, and dispensing of medical cannabis products. Each RO is permitted to open four dispensaries in NYSDOH- designated regions throughout the state. Each RO is permitted to open one cultivation/processing facility. Each RO is required to cultivate and process all medical cannabis products they dispense; however, wholesale transactions are permitted with approval from the state.

In November 2018, Governor Cuomo signed a bill to add post-traumatic stress disorder as a qualifying condition. In July 2018, the NYSDOH added opioid replacement as a qualifying condition, meaning any condition for which an opioid could be prescribed is now a qualifying condition for medical cannabis. In August 2018, Governor Cuomo, prompted by a NYSDOH study which concluded the “positive effects” of cannabis legalization “outweigh the potential negative impacts,” appointed a group to draft a bill for regulating legal adult-use cannabis sales in New York. During the 2019 state legislative session, Governor Cuomo proposed adult-use legalization in his budget proposal, though the legislature failed to include legalization in the final budget, and also failed to pass a legalization bill during the session. In January 2020, Governor Cuomo again included cannabis legalization in his budget proposal, a proposal which, as of February 2020, is still being considered by the legislature.

Permitted products include oil-based formulations (vaporizer cartridges, tinctures, capsules), and ground-flower sold in tamper-proof vessels. Home delivery is also permitted.

The Company was awarded a vertically-integrated license in May 2018 with the right to open four dispensaries. The Company is only one of ten license holders in the state. Curaleaf currently operates four dispensaries located in Newburgh, Plattsburgh, Queens, and Nassau County, as well as a 72,000 square foot cultivation and manufacturing facility in Ravena, New York.

Ohio Operations

Ohio’s medical cannabis program was introduced in June 2016 when House Bill 523 was signed into law. In November 2018, the state issued 12 ‘Level I’ cultivation licenses, which permit up to 25,000 square feet of canopy, and 12 ‘Level II’ cultivation licenses, which permit up to 3,000 square feet of canopy. In June 2018, the state issued 56 dispensary licenses. In August 2018, the state issued seven processing licenses, and over the next few months issued seven additional processing licenses. In January 2019, the state issued an additional 26 processing licenses for a total of 40 across the state. Due to controversies around the scoring of cultivation applications and ensuing appeals, there are currently 16 ‘Level I’ cultivation licenses and 13 ‘Level II’ cultivation licenses. The first dispensaries opened in January 2019.

The Ohio Department of Commerce is responsible for regulating cultivators and processors. The Ohio State Board of Pharmacy is responsible for regulating dispensaries and the patient and caregiver registry. The Ohio State Medical Board is responsible for certifying physicians and reviewing petitions to add qualifying medical conditions.

Extracted oils, edibles, and non-combustible flower products are permitted.

The Company was awarded a preliminary processing license in Amelia, Ohio in early 2019. The Company no longer plans to develop this license due to the dissolution of the Village of Amelia and the absorption of the licensed processor site into a town that does not permit cannabis activities. In May 2019, the Company entered into an agreement granting it an option to acquire OGT, a holder of one of the 16 Level 1 cultivation licenses and a processing license. OGT is currently building out a 32,000 square foot production facility in Johnstown, Ohio, which is expected to be completed in the first half of 2020.

The Company expects to acquire GR Companies, Inc., a cannabis multi-state operator in Ohio, among other states, with one cultivation facility, one processing facility and two dispensaries in Ohio. See “Proposed Transactions” section of this MD&A.

Oregon Operations

Oregon’s medical cannabis program was introduced in November 1998 when voters approved Measure 67, the Oregon Medical Marijuana Act.

In November 2014, voters approved Measure 91, the ‘Oregon Legalized Marijuana Initiative’, which legalized adult-use cannabis in the state. In October 2015, the first adult-use dispensaries opened.

The market is divided into six classes of licenses: dispensaries, cultivators, wholesalers, processors, laboratories and research. To date the market has had a more relaxed licensing structure which has led to an oversupply of product. In 2018, Oregon cultivators grew three times the amount of cannabis that could legally be consumed in the market. In response to a report highlighting the issues in Oregon, the U.S. Attorney for Oregon, Billy Williams, said, “The recent HIDTA Insight Report on marijuana production, distribution, and consumption in Oregon confirms what we already know—it is out of control.”

In June 2018, the Oregon Liquor Control Commission, which regulates the adult-use program, announced they would not process any new adult-use license applications in order to work through the backlog that has developed as the result of 3,432 applications being submitted as of May 2018. In July 2018, the Oregon Health Authority, which regulates the medical program, conceded in a report that it has not provided effective oversight of growers and others in the industry.

Extracted oils, edibles, and flower products are permitted.

The Company holds a producer license and a processing license for adult-use and operates a 20,000 square foot outdoor cultivation center and an adjacent 17,000 square foot indoor facility for indoor growing and large-scale CO2 extraction and manufacturing. In July 2018, the Company acquired a dispensary, which launched operations in Portland, Oregon at the end of 2018.

In February 2020, the Company completed the acquisition of Cura Partners, Inc., owners of the leading Select wholesale brand in Oregon, among other states, with a processing facility in Portland, Oregon.

Pennsylvania Operations

Pennsylvania’s medical cannabis program was introduced in April 2016 when Governor Wolf signed into law SB 3 “Medical Marijuana Act”, which legalized medical cannabis oils for patients with certain qualifying conditions. The law also called for a class of licenses, called “clinical registrant” licenses, whereby accredited medical institutions in the state can partner with medical cannabis companies to conduct research. There are two primary classes of licenses: licenses to grow/process cannabis products, and licenses to dispense cannabis products to patients. Grower/processors wholesale products to dispensaries. In June 2018, the Pennsylvania Department of Health (“PADOH”) awarded licenses to 12 grower/processors as well as 27 dispensary licensees. Each dispensary license permits the licensee to open up to three dispensaries in the region in which the license was awarded. In February 2018, the first dispensaries opened to patients.

In May 2018, a Commonwealth Court judge halted the PADOH’s planned “clinical registrant” program whereby up to eight Pennsylvania medical schools would partner with licensed medical cannabis organizations to conduct research. In June 2018, Governor Wolf signed a bill to re-implement the clinical registrant program. Regulations for this program are in development. In June 2018, the PADOH awarded licenses to an additional 13 grower/processors. In December 2018, the PADOH awarded an additional 23 dispensary licenses.

Originally, only oil-based formulations were permitted. In April 2018, the PADOH approved flower as a permitted medical cannabis product offering, and dispensaries began to offer flower to patients in August 2018.

The Company has partnered with an accredited medical school to obtain a “Clinical Registrant” license in Pennsylvania. In February 2020, the Company was approved as a Clinical Registrant in Pennsylvania by the Commonwealth’s Department of Health, Office of Medical Marijuana. Under this designation, the Company is entitled to open a cultivation and processing facility and up to six dispensaries, under the Commonwealth’s medical marijuana research program. Pennsylvania’s medical cannabis program has created this class of license to promote cooperation between industry and academia in the research of medical benefits of cannabis. To support its presence in Pennsylvania, the Company has leased a 49,200 square foot production facility in King of Prussia, Pennsylvania.

The Company expects to acquire GR Companies, Inc., a cannabis multi-state operator in Illinois, Pennsylvania and Ohio among other states. See “Proposed Transactions” section of this MD&A.

Utah Operations

Utah’s medical cannabis program was introduced in November 2018, when 53% of voters approved “Proposition 2, Medical Marijuana Initiative”. In December 2018, the state legislature passed a bill that legalized medical cannabis, but implemented several changes to the Proposition 2 ballot erasure, including removing home cultivation rights for patients and adding a requirement that dispensaries employ pharmacists.

The market is divided into three main classes of licenses: cultivation, processing, and retail. In July 2019, the Utah Department of Agriculture and Food (“UDAF”) awarded eight cultivation licenses. In January 2020, the Utah Department of Health awarded 14 retail licenses. The UDAF has been issuing processing licenses on a rolling basis throughout early 2020. All medical cannabis form factors are permitted, as is wholesaling. The market is expected to begin sales in 2020.

In January 2020, the Company was awarded a medical cannabis retail license from the Utah Department of Health. The Company plans to open a dispensary in Lindon, Utah for medical patients by the end of 2020, pending final approvals from regulators. Also in January 2020, the Company announced that it received preliminary approval for a processing license by the UDAF. The notice grants Curaleaf permission to begin the build out of its processing facility, and the Company expects to complete the build out by the end of 2020.

Components of Our Results of Operations

Revenue

Retail and Wholesale Revenue

The Company derives its retail and wholesale revenue in states in which it is licensed to cultivate, process, distribute, and sell cannabis. The Company sells directly to customers at its retail stores and sells wholesale to other dispensaries or processors not owned by the Company. For the years ended December 31, 2019 and 2018, our wholesale revenue represented approximately 20% and 32% of total retail and wholesale revenue, respectively.

Management Fee Income

Management fee income represents revenue related to management services agreements pursuant to which the Company provides professional services, including cultivation, processing and retail know-how and back office administration, intellectual property licensing, real estate leasing services and lending facilities to medical and adult-use cannabis licensees. The Company recognizes revenue from these consulting services on a straight-line basis over the term of third-party consulting agreements as services are provided.

Cost of Goods Sold

Cost of goods sold are derived from costs related to the cultivation and production of cannabis and from wholesale purchases made from other licensed producers operating within state markets in which the Company operates. Cost of goods sold includes the costs directly attributable to the production of inventory and includes amounts incurred in the cultivation and manufacture of finished goods, such as flower, concentrates, and edibles.  Direct and indirect costs include but are not limited to material, labor, supplies, depreciation expense on production equipment, utilities, and facilities costs associated with cultivation.

Change in Fair Value of Biological Assets

Plants that are actively growing are considered biological assets. In accordance with IAS 41 — Agriculture, biological assets are recorded at fair value at the time of harvest, less costs to sell, which are transferred to inventory. The amount transferred becomes the carrying value of the inventory on a go-forward basis. When the inventory is sold, the fair value is relieved from inventory and the amount is expensed to the cost of goods sold. The cost of goods sold also includes the product cost and costs related to products acquired from other suppliers.

Gross Profit

Gross profit is revenue less cost of goods sold. During the years ended December 31, 2019 and 2018 the Company did not operate at full capacity and the Company expects gross profit to increase over the foreseeable future as it continues to invest in its current operations.

Operating Expenses

Salaries and benefits include non-cost-of-goods sold labor for each retail location and corporate labor expenses. The Company expects salaries and benefits to increase proportionally with store openings in the foreseeable future, but these expenses are expected to level off as operations are scaled in each market.

Sales and marketing expenses consist of selling costs to support the Company’s retail stores including branding and marketing expenses and product development expenses. The Company expects selling costs to increase proportionally with each retail store opening.

Professional fees consist of accounting, legal and acquisition related expenses. The Company expects these fees to increase as expansion continues and subsequent acquisitions occur.

Other general and administrative expenses consist of travel, general office supplies and monthly services, facilities and occupancy, insurance, director fees and new business development expenses.

Other Income (Expense)

Interest income

The Company has notes receivable with various parties that earn interest income at rates ranging from 8% to 18%.

Interest expense

Interest expense consists of interest on outstanding borrowings under various promissory note agreements as well as amortization of debt discounts.

Other income (expense)

Other expense consists of costs related to the restructuring of the Curaleaf Hemp brand and loss on the termination of the Agua Street purchase agreement, offset by the gains and losses on the disposal of assets.

Income taxes

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable.

As the Company operates in the legal cannabis industry, the Company is subject to Section 280E of the Internal Revenue Code (“IRC”) which prohibits businesses engaged in the trafficking of controlled substances (within the meaning of Schedule I and II of the CSA) from deducting normal business expenses associated with the sale of cannabis, such as payroll and rent, from gross income (revenue less cost of goods sold). Section 280E, therefore, has a significant impact on the retail side of cannabis, but a lesser impact on cultivation and manufacturing operations.  Section 280E was originally intended to penalize criminal market operators, but because cannabis remains a Schedule I controlled substance for U.S. Federal purposes, the Internal Revenue Service (“IRS”) has subsequently applied Section 280E to state-legal cannabis businesses. The effective tax rate on a cannabis business depends on how large its ratio of non-deductible expenses is to its total revenues.  In the states that the Company operates in that align their tax codes with Section 280E, it is also unable to deduct normal business expenses for state tax purposes. This results in permanent differences between ordinary and necessary business expenses deemed non-allowable and a higher effective tax rate than most industries.  Cannabis businesses operating in states that align their tax codes with the IRC are also unable to deduct normal business expenses for state tax purposes.

SELECTED FINANCIAL INFORMATION

The Company reports results of operations of its affiliates from the date that control commences. Control exists when the Company has the power, directly and indirectly, to govern the financial and operating policies of an entity and is exposed to the variable returns from its activities. The following selected financial information includes only the results of operations after the Company established control of its affiliates. Accordingly, the information included below may not be representative of the results of operations if such affiliates had included their results of operations for the entire reporting period.

The following table sets forth selected financial information for the periods indicated that was derived from our audited consolidated financial statements and the respective accompanying notes prepared in accordance with IFRS. See “Results of Operations for the Years ended December 31, 2019 and 2018” for additional details. The selected consolidated financial information set out below may not be indicative of Curaleaf’s future performance:

	Year Ended December 31,
	2019	2018	2017
Revenue	$221,018	$77,057	$19,313
Cost of goods sold	102,386	31,172	7,840
Gross profit before impact of biological assets	118,632	45,885	11,473
Net change in fair value of biological assets	22,981	402	4,124
Gross profit	141,613	46,287	15,597
Operating expenses	169,330	74,968	22,142
Other income, net	(18,072)	(27,553)	2,569
Net loss and comprehensive loss	(69,848)	(61,877)	(5,044)
Loss per share attributable to Curaleaf Holdings, Inc. - basic and diluted	$(0.15)	$(0.14)	$(0.01)

	December 31,	December 31,	December 31,
	2019	2018	2017
Total assets	$736,926	$569,836	$151,602
Long-term debt	87,953	81,901	10,194

RESULTS OF OPERATIONS YEAR ENDED DECEMBER 31, 2019 AND 2018

The following table summarizes our results of operations for the years ended December 31, 2019 and 2018:

	Year ended December 31,
	2019	2018	$ Change	% Change
Revenues:
Retail and wholesale revenue	$173,857	$57,538	$116,319	202%
Management fee income	47,161	19,519	27,642	142%
Total revenues	221,018	77,057	143,961	187%
Cost of goods sold	102,386	31,172	71,214	228%
Gross profit before impact of biological assets	118,632	45,885	72,747	159%
Realized fair value amounts included in inventory sold	(74,757)	(16,069)	(58,688)	365%
Unrealized fair value gain on growth of biological assets	97,738	16,471	81,267	493%
Gross profit	141,613	46,287	95,326	206%
Operating expenses	169,330	74,968	94,362	126%
Loss from operations	(27,717)	(28,681)	964	(3)%
Other income (expense), net	(18,072)	(27,553)	9,481	(34)%
Loss before provision for income taxes	(45,789)	(56,234)	10,445	(19)%
Income tax benefit (expense)	(24,059)	(5,643)	(18,416)	326%
Net loss	(69,848)	(61,877)	(7,971)	13%
Less: Net loss attributable to redeemable non-controlling interest	(2,604)	(5,410)	2,806	(52)%
Net loss attributable to Curaleaf, Holdings Inc.	$(67,244)	$(56,467)	$(10,777)	19%

	Year ended December 31,
	2019	2018
Retail and wholesale revenue	$173,857	$57,538
Management fee income	47,161	19,519
Total revenues	221,018	77,057
Cost of goods sold	102,386	31,172
Gross profit before impact of biological assets	118,632	45,885
Realized fair value amounts included in inventory sold	(74,757)	(16,069)
Unrealized fair value gain on growth of biological assets	97,738	16,471
Gross profit	$141,613	$46,287
Gross margin	64%	60%
Gross profit before impact of management fee income and biological assets	$71,471	$26,366
Gross margin before impact of management fee income and biological assets	41%	46%
Gross profit before impact of management fee income and after net gain on biological assets	$94,452	$26,768
Gross margin before impact of management fee income and after net gain on biological assets	54%	47%

Comparison of the Years Ended December 31, 2019 and 2018

As the 2017 financial results pre-date the completion of the Business Combination, they are not discussed below given the comparison with the 2018 and 2019 financial results would not be meaningful.

Revenue

Revenue for the year ended December 31, 2019 was $221,018, an increase of $143,961 or 187% compared to revenue of $77,057 for the year ended December 31, 2018. The increase in revenue was driven by an increase of $116,319 in retail and wholesale revenue and a $27,642 increase in management fee income.

Retail and wholesale revenue was $173,857 for the year ended December 31, 2019 compared to $57,538 for the year ended December 31, 2018, which represents an increase of $116,319 or 202%. The increase in retail and wholesale revenue was primarily due to organic growth and new store openings in in Florida, Massachusetts and New York, along with the acquisitions of three dispensaries in Arizona in 2019, and revenue from the HMS/MI Businesses and Elevate Takoma in Maryland. Additionally, wholesale revenue increased in Massachusetts as a result of the increased number of adult-use dispensaries.

The increase in management fee income of $27,642 is primarily due to the growth of Curaleaf NJ, the managed not-for-profit in New Jersey and management fees generated from ATG.

Cost of Goods Sold & Change in Fair Value of Biological Assets

Cost of goods sold, excluding any adjustments to the fair value of biological assets, for the year ended December 31, 2019 was $102,386, an increase of $71,214 or 228% compared to cost of goods sold for the year ended December 31, 2018. The increase was primarily due to cultivation and processing costs directly related to the increase in cannabis revenue for the year ended December 31, 2019, which were the result of opening new dispensaries and acquisitions made in 2018.

Biological asset transformation for the year ended December 31, 2019 was $22,981, an increase of $22,579 or 5,617% compared to $402 for the year ended December 31, 2018. The increase was primarily due to the increase number of cultivation facilities that generated initial harvests in 2019 and the corresponding increase in the unrealized fair value gain on the growth of biological assets offset by the amounts realized and included in cost of goods sold.

Gross Profit

Gross profit for the year ended December 31, 2019 was $141,613, or 64%, compared to $46,287, or 60%, for the year ended December 31, 2018.

Gross profit before management fee income and biological asset adjustments for the year ended December 31, 2019 was $71,471 compared to $26,366 for the year ended December 31, 2018. Gross margin for the year ended December 31, 2019 was 41% compared to 46% for the year ended December 31, 2018.  The relative increase in gross profit was due to the continued improvement in the operating capacity of the Company’s cultivation and processing facilities, while gross margin declined due to certain of the Company’s facilities, namely California and Kentucky bringing on new capacity during the year.

Gross profit before management fee income and after net gains on biological assets for the year ended December 31, 2019 was $94,452 or 54%, compared to $26,768, or 47%, for the year ended December 31, 2018. The increase was primarily due to higher operating capacity of the Company’s cultivation and processing facilities and the net gain on biological assets described above.

Total Operating Expenses

	Year ended December 31,
	2019	2018	$Change
Salaries and benefits	$52,737	$27,773	$24,964
Sales and marketing	12,188	4,264	7,924
Rent and occupancy	4,613	7,944	(3,331)
Travel	6,574	3,131	3,443
Professional fees	30,550	12,564	17,986
Office supplies and services	8,290	4,662	3,628
Other	6,070	4,974	1,096
Total selling, general, and administrative	121,022	65,312	55,710
Depreciation and amortization	31,701	7,427	24,274
Share-based compensation	16,607	2,229	14,378
Total operating expenses	$169,330	$74,968	$94,362

Total operating expenses for the year ended December 31, 2019 were $169,330, an increase of $94,362 or 126%, compared to $74,968 for the year ended December 31, 2018, which represents 77% and 97% of total revenue for the years ended December 31, 2019 and 2018, respectively. The increase in total operating expenses was primarily attributable to an increase in salaries and benefits, professional fees, as well as sales and marketing and other selling, general and administrative expenses as the Company expanded the number of retail dispensaries from 36 in 2018 to 51 in 2019, increased the level of support staff necessary to run the expanded operations as well as incurred $22,788 and $7,818 in one-time expenses during the years ended December 31, 2019 and 2018, respectively, largely associated with acquisitions and business development activities.

Salaries and benefits were $52,737 for the year ended December 31, 2019, compared to $27,773 for the year ended December 31, 2018, which represents an increase of $24,964. This was due to an increase in headcount at the corporate level as well as headcount from expanding operations in markets from both organic growth in Florida, Massachusetts, New York, and both organic and acquired growth in Arizona.

Sales and marketing expenses totaled $12,188 for the year ended December 31, 2019, compared to $4,264 for the year ended December 31, 2018, which represents an increase of $7,924. The increase was largely due to marketing cost associated with marketing CBD products nationally and other branding, lobbying, and public relations costs at the corporate level as well as Florida and Arizona.

Occupancy expenses totaled $4,613 for the year ended December 31, 2019, compared to rent and occupancy expenses of $7,944 for the year ended December 31, 2018. The decrease of $3,331 was primarily attributable to the adoption of IFRS 16 in 2019.

Travel expenses totaled $6,574 for the year ended December 31, 2019, compared to $3,131 for the year ended December 31, 2018, which represents an increase of $3,443. The increase was due to increased management travel associated with expanded operations.

Professional fees were $30,550 for the year ended December 31, 2019 compared to $12,564 for the year ended December 31, 2018, which represents an increase of $17,986. This increase was primarily due to increased legal and accounting fees associated with the expansion to new operating markets through organic growth and acquisitions, filing fees and cost associated with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”) and costs associated with the integration of acquisitions.

Other selling, general and administrative expenses were $14,360 for the year ended December 31, 2019 compared to $9,636 for the year ended December 31, 2018, which represents an increase of $4,724. This increase was primarily due to increased expenditures in office supplies and monthly services such as computer and software, telecommunication, and bank and license fees at the corporate level, Florida, New York, and Arizona as well as increases in development of new products and business development activities.

Depreciation and amortization was $31,701 for the year ended December 31, 2019, compared to $7,427 for the year ended December 31, 2018, which represents an increase of $24,274. The increase was primarily due to the Company’s expansion of capital projects in Connecticut, New York, Florida, Massachusetts and Oregon as well as acquisition and operation of new businesses in Arizona, Nevada and Maryland. Additionally, the adoption of IFRS 16 in 2019 resulted in $10,270 in depreciation expense for the year ended December 31, 2019.

Share-based compensation was $16,607 for the year ended December 31, 2019, compared to $2,229 for the year ended December 31, 2018 represented an increase of $14,378. The increase was primarily due to the share-based cost associated with options and restricted stock units granted in 2019.

	Year ended
	December 31,
	2019	2018	$ Change
Interest income	9,938	4,805	5,133
Interest expense	(18,396)	(7,309)	(11,087)
Interest expense related to lease liabilities	(6,357)	—	(6,357)
Other income (expense)	(3,257)	(25,049)	21,792
Total other income (expense), net	$(18,072)	$(27,553)	$9,481

Total other income, net for the year ended December 31, 2019 was a loss of $18,072 compared to loss of $27,553 for the year ended December 31, 2018. This is primarily due to the increase in interest expense related to the new debt borrowing entered into by the Company in August 2018, offset by the loss in change in fair value that was the result of the Business Combination, where the Swell Note converted into 3,715,038 SVS.  As a result, the Company determined that the fair value of the Swell Note increased to $32,716 and recorded a loss on the change in the fair value of the convertible note of $25,100. During the year ended December 31, 2019, the Company also recognized a loss of on the termination of the Agua Street purchase agreement of $1,319 and loss related to the Curaleaf Hemp brand of $2,323.

Interest income for the years ended December 31, 2019 and 2018 was $9,938 and $4,805, respectively. The increase of $5,133 was due to an increase in the notes receivable outstanding balances during 2019.

Interest expense for the years ended December 31, 2019 and 2018 was $18,396 and $7,309 respectively. The increase of $11,087 was due to new borrowings entered into by the Company towards the latter half of 2018.

Interest expense related to lease liabilities was $6,357 and was attributable to the adoption of IFRS 16 in 2019.

Provision for Income Taxes

The Company recorded total income tax expense of $24,059 for the year ended December 31, 2019 with $6,959 as the deferred tax component. The Company recorded total income tax expense of $5,643 for the year ended December 31, 2018 with $2,499 as the deferred tax component. The increase was the result of increased gross profit in certain of the Company’s subsidiaries that are subjected to Section 280E.

Net Loss

Net loss for the years ended December 31, 2019 and 2018 was $69,848 and $61,877, respectively, which represents a decrease of $7,971, or 13%. The decrease was primarily driven by the increase in gross profit, partially offset by the loss on change in fair value of convertible note in September 2018.

RESULTS OF OPERATIONS THREE MONTHS ENDED DECEMBER 31, 2019 AND 2018

The following table summarizes our results of operations for the three months ended December 31, 2019 and 2018 and the three months ended September 30, 2019:

	Three months ended
	Q4 ‘19	Q3 ‘19	Q4’19 vs Q3’19	Q4’19 vs Q3’19	Q4 ‘18	Q4’19 vs Q4’18	Q4’19 vs Q4’18
	December 31,	September 30,			December 31,
	2019	2019	$ Change	% Change	2018	$ Change	% Change
Revenues:
Retail and wholesale revenue	$57,681	$50,681	$7,000	14%	$23,737	$33,944	143%
Management fee income	17,776	11,139	6,637	60%	8,224	9,552	116%
Total revenues	75,457	61,820	13,637	22%	31,961	43,496	136%
Cost of goods sold	35,695	27,079	8,616	32%	11,980	23,715	198%
Gross profit before impact of biological assets	39,762	34,741	5,021	14%	19,981	19,781	99%
Realized fair value amounts included in inventory sold	(33,920)	(15,004)	(18,916)	126%	(6,814)	(27,106)	398%
Unrealized fair value gain on growth of biological assets	39,453	28,814	10,639	37%	5,429	34,024	627%
Gross profit	45,295	48,551	(3,256)	(7)%	18,596	26,699	144%
Operating expenses	52,563	47,108	5,455	12%	30,498	22,065	72%
Loss from operations	(7,268)	1,443	(8,711)	(604)%	(11,902)	4,634	(39)%
Other income (expense), net	(7,858)	(3,598)	(4,260)	118%	(2,643)	(5,215)	197%
Loss before provision for income taxes	(15,126)	(2,155)	(12,971)	602%	(14,545)	(581)	4%
Income tax benefit (expense)	(12,026)	(5,279)	(6,747)	128%	(1,926)	(10,100)	524%
Net loss	(27,152)	(7,434)	(19,718)	265%	(16,471)	(10,681)	65%
Less: Net loss attributable to redeemable non-controlling interest	(591)	(599)	8	(1)%	(5,272)	4,681	(89)%
Net loss attributable to Curaleaf, Holdings Inc.	$(26,561)	$(6,835)	$(19,726)	289%	$(11,199)	$(15,362)	137%

	Three months ended
	Q4 ‘19	Q3 ‘19	Q4 ‘18
	December 31,	September 30,	December 31,
	2019	2019	2018
Retail and wholesale revenue	$57,681	$50,681	$23,737
Management fee income	17,776	11,139	8,224
Total revenues	75,457	61,820	31,961
Cost of goods sold	35,695	27,079	11,980
Gross profit before impact of biological assets	39,762	34,741	19,981
Realized fair value amounts included in inventory sold	(33,920)	(15,004)	(6,814)
Unrealized fair value gain on growth of biological assets	39,453	28,814	5,429
Gross profit	$45,295	$48,551	$18,596
Gross margin	60%	79%	58%
Gross profit before impact of management fee income and biological assets	$21,986	$23,602	$11,757
Gross margin before impact of management fee income and biological assets	38%	47%	50%
Gross profit before impact of management fee income and after net gain on biological assets	$27,519	$37,412	$10,372
Gross margin before impact of management fee income and after net gain on biological assets	48%	74%	44%

Comparison of the Three Months ended December 31, 2019 and 2018

Revenue

Revenue for the three months ended December 31, 2019 was $75,457, an increase of $43,496 or 136% compared to revenue of $31,961 for the three months ended December 31, 2018. The increase in revenue was driven by an increase of $33,944 in retail and wholesale revenue and a $9,552 increase in management fee income.

Retail and wholesale revenue was $57,681 for the three months ended December 31, 2019 compared to $23,737 for the three months ended December 31, 2018, which represents an increase of $33,944 or 143%. The increase in retail and wholesale revenue was primarily due to organic growth in Florida resulting from the opening of eight dispensaries, the acquisition of three dispensaries in Arizona. Additionally, wholesale revenue increased in Massachusetts as a result of the increased number of adult-use dispensaries.

The increase in management fee revenue was primarily due to increases in management fee income of $9,552. The increase is primarily due to the growth of Curaleaf NJ, the managed not-for-profit in New Jersey and management fees generated from ATG.

Cost of Goods Sold & Change in Fair Value of Biological Assets

Cost of goods sold, excluding any adjustments to the fair value of biological assets, for the three months ended December 31, 2019 was $35,695, an increase of $23,715 or 198% compared to cost of goods sold for the three months ended December 31, 2018. The increase was primarily due to cultivation and processing costs directly related to the increase in cannabis revenue for the three months ended December 31, 2019, which were the result of opening new dispensaries and acquisitions made in 2019.

Biological asset transformation for the three months ended December 31, 2019 was $5,533 compared to a negative $1,385 for the three months ended December 31, 2018. The increase was primarily due to the Company beginning cultivation in New York in late 2018, acquisitions in Maryland, Arizona, and California in 2019 and the corresponding increase in the unrealized fair value gain on the growth of biological assets offset by the amounts realized and included in cost of goods sold.

Gross Profit

Gross profit for the three months ended December 31, 2019 was $45,295, compared to $18,596 for three months ended December 31, 2018. Gross margin for the three months ended December 31, 2019 was 60% compared to 58% for the three months ended December 31, 2018.

Gross profit before management fee income and biological asset adjustments for the three months ended December 31, 2019 was $21,986 compared to $11,757 for the three months ended December 31, 2018. Gross margin for the year ended December 31, 2019 was 38% compared to 50% for the year ended December 31, 2018. The increase in absolute dollar amount was due to the reasons discussed above under retail and wholesale revenue. The decline in gross margin is due to certain of the Company’s facilities, namely California, bringing on new capacity during the year.

Gross profit before management fee income and after net gains on biological assets for the three months ended December 31, 2019 was $27,519, compared to $10,372 for the three months ended December 31, 2018. Gross margin for the year ended December 31, 2019 was 48% compared to 44% for the three months ended December 31, 2018. The increase is primarily due to higher operating capacity of the Company’s cultivation and processing facilities and the net gain on biological assets described above.

Comparison of the Three Months ended December 31, 2019 and September 30, 2019

Revenue

Revenue for the three months ended December 31, 2019 was $75,457, an increase of $13,637 or 22% compared to revenue of $61,820 for the three months ended September 30, 2019. The increase in revenue was driven by an increase of $7,000 in retail and wholesale revenue and a $6,637 increase in management fee income.

Retail and wholesale revenue was $57,681 for the three months ended December 31, 2019 compared to $50,681 for the three months ended September 30, 2019, which represents an increase of $7,000 or 14%. The increase in retail and wholesale revenue was primarily due to organic growth in Arizona and Florida and acquisitions in Nevada.

The increase in management fee revenue was primarily due to increases in management fee income of $6,637. The increase is primarily due to the growth of Curaleaf NJ, the managed not-for-profit in New Jersey and management fees generated from ATG.

Cost of Goods Sold & Change in Fair Value of Biological Assets

Cost of goods sold, excluding any adjustments to the fair value of biological assets, for the three months ended December 31, 2019 was $35,695, an increase of $8,616 or 32% compared to cost of goods sold for the three months ended September 30, 2019. The increase was primarily due to cultivation and processing costs directly related to the increase in cannabis revenue for the three months ended December 31, 2019, which were the result of opening new dispensaries and acquisitions made at the end of 2019.

Biological asset transformation for the three months ended December 31, 2019 was $5,533 compared to a $13,810 for the three months ended September 30, 2019. The increase was primarily due to the timing of harvest and increase cultivation at the end of 2019 and the corresponding increase in the unrealized fair value gain on the growth of biological assets offset by the amounts realized and included in cost of goods sold.

Gross Profit

Gross profit for the three months ended December 31, 2019 was $45,295, compared to $48,551 for three months ended September 30, 2019. Gross margin for the three months ended December 31, 2019 was 60% compared to 79% for the three months ended September 30, 2019.

Gross profit before management fee income and biological asset adjustments for the three months ended December 31, 2019 was $21,986 compared to $23,602 for the three months ended September 30, 2019. Gross margin for the three months ended December 31, 2019 was 38% compared to 47% for the three months ended September 30, 2019. The decrease was due to the reasons discussed above under retail and wholesale revenue.

Gross profit before management fee income and after net gains on biological assets for the three months ended December 31, 2019 was $27,519, compared to $37,412 for the three months ended December 31, 2018. Gross margin for the year ended December 31, 2019 was 48% compared to 74% for the three months ended December 31, 2018. The decrease is primarily due to higher operating capacity of the Company’s cultivation and processing facilities and the net gain on biological assets described above.

Total Operating Expenses

	Three months ended			Q4 ‘19 vs	Q4 ‘19 vs
	December 31,	September 30,	December 31,	Q3 ‘19	Q4 ‘18
	2019	2019	2018	$ Change	$ Change
Salaries and benefits	$14,940	$14,296	$10,802	$644	$4,138
Sales and marketing	3,693	2,867	1,944	826	1,749
Rent and occupancy	1,214	1,384	3,655	(170)	(2,441)
Travel	1,823	2,048	861	(225)	962
Professional fees	10,363	9,288	3,713	1,075	6,650
Office supplies and services	2,592	2,043	1,722	549	870
Other	1,602	1,571	3,093	31	(1,491)
Total selling, general, and administrative	36,227	33,497	25,790	2,730	10,437
Depreciation and amortization	10,673	8,938	3,612	1,735	7,061
Share-based compensation	5,663	4,673	1,096	990	4,567
Total operating expenses	$52,563	$47,108	$30,498	$5,455	$22,065

Comparison of the Three Months ended December 31, 2019 and 2018

Total operating expenses for the three months ended December 31, 2019 were $52,563, an increase of $22,065 or 72%, compared to $30,498 for the three months ended December 31, 2018, which represents 70% and 95% of total revenue for the three months ended December 31, 2019 and 2018, respectively. The increase in total operating expenses was primarily attributable to an increase in salaries and benefits, as well as sales and marketing and professional fees as the Company expanded the number of retail dispensaries from 36 in 2018 to 51 in 2019, and increased the level of support staff necessary to run the expanded operations as well as incurred $8,263 and $5,149 in one-time expenses during the three months ended December 31, 2019 and 2018, respectively, largely associated with acquisitions and business development activities.

Salaries and benefits were $14,940 for the three months ended December 31, 2019, compared to $10,802 for the three months ended December 31, 2018, which represents an increase of $4,138. This was due to an increase in headcount at the corporate level as well as headcount from operating markets from organic growth in Florida, Massachusetts, New York, and both organic and acquired growth in Arizona.

Sales and marketing expenses totaled $3,693 for the three months ended December 31, 2019, compared to $1,944 for the three months ended December 31, 2018, which represents an increase of $1,749. The increase was largely due to marketing cost associated with marketing CBD products nationally and other branding, lobbying, and public relations costs at the corporate level as well as Florida and Arizona.

Occupancy expenses totaled $1,214 for the three months ended December 31, 2019, compared to rent and occupancy of $3,655 for the three months ended December 31, 2018. The decrease of $2,441 was primarily due to the adoption of IFRS 16 in 2019.

Travel expenses totaled $1,823 for the three months ended December 31, 2019, compared to $861 for the three months ended December 31, 2018, which represents an increase of $962. The increase was due to increased management travel associated with expanded operations.

Professional fees were $10,363 for the three months ended December 31, 2019 compared to $3,713 for the three months ended December 31, 2018, which represents an increase of $6,650. This increase was primarily due to increased legal and accounting fees associated with the expansion to new operating markets through organic growth and acquisitions, filing fees and cost associated with the HSR compliance and costs associated with the integration of acquisitions.

Other general and administrative expenses were $4,194 for the three months ended December 31, 2019 compared to $4,815 for the three months ended December 31, 2018, which represents a decrease of $621. This decrease was primarily due to decreased expenditures in office supplies and monthly services at the corporate level.

Depreciation and amortization was $10,673 for the three months ended December 31, 2019, compared to $3,612 for the three months ended December 31, 2018, which represents an increase of $7,061. The increase was primarily due to the Company’s expansion of capital projects in Connecticut, New York, Florida, Massachusetts and Oregon as well as acquisition and operation of new businesses in Arizona, Nevada and Maryland. Additionally, the adoption of IFRS 16 in 2019 resulted in $3,474 in depreciation expense for the three months ended December 31, 2019.

Share-based compensation was $5,663 for the three months ended December 31, 2019, compared to $1,096 for the three months ended December 31, 2018 which represents an increase of $4,567. The increase was primarily due to the share-based cost associated with options and restricted stock units granted in 2019.

Comparison of the Three Months ended December 31, 2019 and September 30, 2019

Total operating expenses for the three months ended December 31, 2019 were $52,563, an increase of $5,455 or 12%, compared to $47,108 for the three months ended September 30, 2019, which represents 70% and 76% of total revenue for the three months ended December 31, 2019 and September 30, 2019, respectively. The increase in total operating expenses was primarily attributable to an increase in salaries and benefits, as well as sales and marketing and professional fees as the Company expanded the number of retail dispensaries from 49 as of September 30, 2019 to 51 at December 31, 2019, and increased the level of support staff necessary to run the expanded operations as well as incurred $8,263 and $7,772 in one-time expenses during the three months ended December 31 and September 30, 2019, respectively, largely associated with acquisitions and business development activities.

Salaries and benefits were $14,940 for the three months ended December 31, 2019, compared to $14,296 for the three months ended September 30, 2019, which represents an increase of $644. This was due to an increase in headcount at the corporate level as well as headcount from operating markets from organic  growth in Florida, Massachusetts, New York, and both organic and acquired growth in Arizona.

Sales and marketing expenses totaled $3,693 for the three months ended December 31, 2019, compared to $2,867 for the three months ended September 30, 2019, which represents an increase of $826. The increase was largely due to branding, lobbying, and public relations costs at the corporate level as well as Florida and Arizona.

Occupancy expenses totaled $1,214 for the three months ended December 31, 2019, compared to $1,384 for the three months ended September 30, 2019. The decrease of $170 was primarily due to additional leases subjected to IFRS 16 in Q4 2019.

Travel expenses totaled $1,823 for the three months ended December 31, 2019, compared to $2,048 for the three months ended September 30, 2019, which represents a decrease of $225. The increase was due to decreased management travel during the last quarter of 2019.

Professional fees were $10,363 for the three months ended December 31, 2019 compared to $9,288 for the three months ended September 30, 2019, which represents an increase of $1,075. This increase was primarily due to increased legal and accounting fees associated with the expansion to new operating markets through organic growth and acquisitions, filing fees and cost associated with the HSR compliance and costs associated with the integration of acquisitions.

Other general and administrative expenses were $4,194 for the three months ended December 31, 2019 compared to $3,614 for the three months ended September 30, 2019, which represents an increase of $580. This increase was primarily due to increased expenditures in office supplies and monthly services at the corporate level, Florida, New York, and Arizona as well as increases in development of new products and business development.

Depreciation and amortization was $10,673 for the three months ended December 31, 2019, compared to $8,938 for the three months ended September 30, 2019, which represents an increase of $1,735. The increase was primarily due to the Company’s expansion of capital projects in Florida, Connecticut and Oregon as well as acquisition and operation of new businesses in Arizona, Nevada, Maryland, and Massachusetts.

Share-based compensation was $5,663 for the three months ended December 31, 2019, compared to $4,673 for the three months ended September 30, 2019 which represents an increase of $990. The increase was primarily due to the share-based cost associated with options and restricted stock units granted in November and December 2019.

Total Other Income

	Three Months Ended			Q4 ‘19 vs	Q4 ‘19 vs
	December 31,	September 30,	December 31,	Q3 ‘19	Q4 ‘18
	2019	2019	2018	$ Change	$ Change
Interest income	$2,450	$2,568	$1,731	$(118)	$719
Interest expense	(5,397)	(4,852)	(4,405)	(545)	(992)
Interest expense related to lease liabilities	(2,148)	(1,894)	—	(254)	(2,148)
Other income (expense)	(2,763)	580	31	(3,343)	(2,794)
Total other income (expense), net	$(7,858)	$(3,598)	$(2,643)	$(4,260)	$(5,215)

Comparison of the Three Months ended December 31, 2019 and 2018

Total other income (expense), net for the three months ended December 31, 2019 was a net loss of $7,858 compared to net loss of $2,643 for the three months ended December 31, 2018. The increase in expense is primarily due to the additional debt incurred in August 2018 and the interest expense related to lease liabilities associated with the adoption of IFRS 16 in 2019. During the three months ended December 31, 2019, the Company recognized a loss related to the Curaleaf Hemp brand of $2,323.

Interest income for the three months ended December 31, 2019 and 2018 was $2,450 and $1,731, respectively. The increase of $719 was due to an increase in the notes receivable outstanding balances during 2019.

Interest expense, excluding interest related to lease liabilities for the three months ended December 31, 2019 and 2018 was $5,397 and $4,405 respectively. The increase of $992 was due to new borrowings entered into by the Company.

Interest expense related to lease liabilities was $2,148 and was attributable to the adoption of IFRS 16 in 2019.

Provision for Income Taxes

The Company recorded an income tax expense of $12,026 for the three months ended December 31, 2019, compared to an income tax expense of $1,926 for the three months ended December 31, 2018. The increase was the result of increased gross profit in certain of the Company’s subsidiaries that are subjected to Section 280E and increase in biological assets resulting in increased deferred tax expense.

Net Loss

Net loss for the three months ended December 31, 2019 was $27,152 compared to net loss of $16,471 for the three months ended December 31, 2018, which represents an increase of $10,681, or 65%. The increase was primarily driven by the increase in operating expenses described above, partially offset by the increase in gross profit.

Comparison of the Three Months ended December 31, 2019 and September 30, 2019

Total other income (expense), net for the three months ended December 31, 2019 was a net loss of $7,858 compared to net loss of $3,598 for the three months ended September 30, 2019. The increase in expense is primarily due to a loss related the Curaleaf Hemp brand of $2,323.

Interest income for the three months ended December 31, 2019 and September 30, 2019 was $2,450 and $2,568, respectively. The decrease of $118 was due to a reduction of bank deposit interest income related to the lower cash balance during the last quarter of 2019.

Interest expense, excluding interest related to lease liabilities for the three months ended December 31, 2019 and September 30, 2019 was $5,397 and $4,852 respectively. The increase of $545 was due to a catch up in it interest expense related to the Secured Promissory Notes.

Interest expense related to lease liabilities was attributable to the adoption of IFRS 16 in 2019. The interest expense related to lease liabilities for the three months ended December 31, and September 30, 2019 was $2,148 and $1,894, respectively.

Provision for Income Taxes

The Company recorded an income tax expense of $12,026 for the three months ended December 31, 2019, compared to an income tax expense of $5,279 for the three months ended September 30, 2019. The increase was the result of increased gross profit in certain of the Company’s subsidiaries that are subjected to Section 280E and increase in biological assets resulting in increased deferred tax expense.

Net Loss

Net loss for the three months ended December 31, 2019 was $27,152 compared to net loss of $7,434 for the three months ended September 30, 2019, which represents a decrease of $19,718, or 265%. The increase was primarily driven by the increase in operating expenses and the decrease in gross profit as described above.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

Liquidity, and Capital Resources

Our primary need for liquidity is to fund working capital requirements of our business, capital expenditures, acquisitions, debt service, and for general corporate purposes. To date our primary source of liquidity has been from  funds generated by financing activities, including Private Placement and the senior secured debt financing completed in January 2020. See the “Reverse Takeover Transaction and Private Placement” and “Recent Financing Transactions” sections of this MD&A. Our ability to fund our operations, to make planned capital expenditures, to make planned acquisitions, to make scheduled debt payments, and to repay or refinance indebtedness depends on our future operating performance and cash flows, which are subject to prevailing economic conditions and financial, business and other factors, some of which are beyond our control. See the “Financial Instruments and Financial Risk Management” and “Risk Factors” sections of this MD&A.

As of December 31, 2019, we had $43,478 of cash and working capital of $43,275 (current assets minus current liabilities), compared with $266,616 of cash and $288,632 of working capital as of December 31, 2018. The decrease of $245,104 in our working capital was primarily due to a $223,138 decrease in cash largely resulting from cash paid for acquisitions, capital expenditures, advances on notes, and increases in inventory during the year ended December 31, 2019.

The Company is an early stage growth company. It is generating cash from sales and is investing its capital reserves in current operations and new acquisitions that are expected to generate additional earnings in the long term.

The Company expects that its cash on hand and cash flows from operations, along with private and/or public financing, will be adequate to meet its capital requirements and operational needs for the next 12 months.

Recent Financing Transactions

In January 2020, the Company closed on a Senior Secured Term Loan Facility (“Facility”) from a syndicate of lenders totaling $300,000. The amounts owing under the Facility bear interest at a rate of 13.0% per annum, payable quarterly in arrears with a maturity on December 2023. A portion of the proceeds of the Facility were used to retire in full the existing 13% senior secured debt financing agreement of $85,000, which was closed on August 27, 2018.  In August 2019, the Company completed a sale leaseback transaction with Freehold Properties that provided $25,245 of cash. The proceeds from this transaction will be used for capital expenditures and acquisition purposes.

Cash Flows

The following table summarizes the sources and uses of cash or each of the periods presented:

	Year ended
	December 31,
	2019	2018
Net cash used in operating activities	$(38,321)	$(33,101)
Net cash used in investing activities	(204,045)	(134,266)
Net cash provided by financing activities	18,060	413,008
Net increase (decrease) in cash and cash equivalents	$(224,306)	$245,641

Operating Activities

During the year ended December 31, 2019, operating activities used $38,321 of cash, primarily resulting from our net loss of $69,847 and net non-cash gains including unrealized changes in fair value of biological assets of $45,519, partially offset by net cash provided by changes in our operating assets and liabilities of $13,992. Cash provided by changes in operating assets and liabilities was primarily due to increases in accounts receivable, income tax payable, inventory and other assets of $6,943, $12,384, $28,746 and $1,216, respectively.

During the year ended December 31, 2018, operating activities used $33,101 of cash, primarily resulting from our net loss of $61,877 and net non-cash gains including unrealized changes in fair value of biological assets of $14,335, partially offset by net cash provided by changes in our operating assets and liabilities of $14,441. Cash provided by changes in operating assets and liabilities was primarily due to an increase of accounts payable and accrued expenses of $14,133, partially offset by increases in inventory, accounts receivable, prepaid expenses and other assets of $13,176, $8,142, and $3,615, respectively.

Investing Activities

During the year ended December 31, 2019, investing activities used $204,045 of cash, consisting primarily of payments totaling $82,075 in purchases of property and equipment, $80,560 in connection with acquisitions and $35,444 in connection with the amounts advanced under notes receivable.

During the year ended December 31, 2018, investing activities used $134,266 of cash, consisting primarily of payments totaling $44,904 in purchases of property and equipment, $73,164 in connection with acquisitions and $16,198 in connection with the amounts advanced under notes receivable.

Financing Activities

During the year ended December 31, 2019, financing activities provided $18,060 of cash, consisting primarily of $25,245 cash received from a sale leaseback transaction and option exercise of $2,337, offset by $5,132 of lease liability payments, principal payments on debt of $3,112 and repurchase of common stock of $883.

During the year ended December 31, 2018, financing activities provided $413,008 of cash, consisting primarily of $375,159 in proceeds from the Private Placement, $28,500 in proceeds from the issuance of common stock of Curaleaf, Inc. and $104,247 in proceeds from debt issuances, partially offset by $26,300 in repayments of debt and $66,642 in connection with minority buyouts.

Contractual Obligations and Commitments

The Company leases space for its offices, cultivation centers, and retail dispensaries. Key movements relating to the lease balances are present below:

Period	Scheduled payments
2020	17,381
2021	16,377
2022	17,250
2023	16,126
2024 and thereafter	62,320
Total undiscounted lease liability	129,454
Impact of discount	(36,300)
Lease liability at December 31, 2019	93,154
Less current portion of lease liability	(11,835)
Long-term portion of lease liability	$81,319

Real estate leases typically extend for a period of 1—10 years. Some leases for office space include extension options exercisable up to one year before the end of the cancellable lease term. Typically, the option to renew the lease is for an additional period of 5 years after the end of the initial contract term and are at the option of the Company as the lessee. Lease payments are in substance fixed, and most real estate leases include annual escalation clauses with reference to an index or contractual rate.

The Company leases machinery and equipment but does not purchase or guarantee the value of leased assets. The Company considers these assets to be of low-value or short-term in nature and therefore no right-of use assets and lease liabilities are recognized for these leases. Expenses recognized relating to short-term leases and leases of low value during the year ended December 31, 2019 were immaterial.

Amounts in the table below reflect the contractually required principal and interest payments payable under promissory note agreements and other long-term debt. The various borrowings bear interest at rates between 7% and 15% per annum:

Year ending December 31,	Amount
2020	$17,000
2021	90,795
2022	—
2023	—
2024 and thereafter	2,931
$110,726

SUMMARY OF QUARTERLY RESULTS

	2019				2018
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Revenue	$75,457	$61,820	$48,489	$35,251	$31,961	$21,370	$14,644	$9,085
Cost of goods sold	35,695	27,079	22,469	17,144	11,980	7,501	6,835	4,856
Net change in fair value of biological assets	5,533	13,810	1,392	2,246	(1,385)	166	1,120	501
Gross profit	45,295	48,551	27,412	20,353	18,596	14,035	8,929	4,727
Operating expenses	52,563	47,108	39,713	29,945	30,498	20,852	14,612	(4,279)
Other income, net	(7,858)	(3,598)	(3,942)	(2,674)	(2,643)	(26,041)	488	643
Net Loss	(27,152)	(7,434)	(24,435)	(10,828)	(16,471)	(35,562)	(6,430)	(3,413)
Less: Net loss attributable to redeemable non-controlling interest	(591)	(599)	106	(619)	(5,272)	(1,889)	(1,497)	(1,107)
Net loss attributable to Curaleaf Holdings, Inc.	(26,561)	(6,835)	(24,541)	(10,209)	(11,199)	(33,673)	(4,933)	(2,306)
Loss per share - basic and diluted	$(0.06)	$(0.01)	$(0.05)	$(0.02)	$(0.03)	$(0.09)	$(0.01)	$(0.01)
Weighted average common shares outstanding - basic and diluted	468,445,941	464,073,130	461,313,741	453,559,765	436,048,233	385,754,657	382,618,764	381,086,113

OFF-BALANCE SHEET ARRANGEMENTS

As of the date of this filing, the Company does not have any off-balance-sheet arrangements that have, or are reasonably likely to have, a current or future effect on the results of operations or financial condition of the Company, including, and without limitation, such considerations as liquidity and capital resources.

RELATED PARTY TRANSACTIONS

The Company incurred the following transactions with related parties during the years ended December 31, 2019 and 2018.

	Year Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

Transaction	Related Party Transactions		Balance Receivable (Payable)
Senior Unsecured Note - 2019 (1)	$237	$237	$—	$(1,666)
Consulting Fees (1)	319	201	—	—
Deal Fees (1)	—	1,800	—	—
Travel and Reimbursement (1)	816	1,052	—	—
Rent expense (1)	238	91	—	—
Contingent Liability (2)	—	—	(18,000)	(18,000)
	$1,610	$3,381	$(18,000)	$(19,666)

(1) Interest, debt related, general and administrative fees due to a director in common.

(2) Contingent consideration liability for the purchase of CLMA.

	Year Ended December 31,
Key Management Personnel Compensation	2019	2018
Short-term employee benefits	$1,997	$4,776
Post-employment benefits	—	—
Other long-term benefits	27	37
Termination benefits	—	—
Share-based payments	12,493	1,149
	$14,517	$5,962

PROPOSED TRANSACTIONS

Alternative Therapies Group, Inc, a Massachusetts corporation (“ATG”)

In August 2018, the Company entered into an agreement to acquire ATG (“ATG Acquisition”), a registered marijuana dispensary licensed by the Massachusetts Department of Health, operating a 53,600 square foot cultivation and processing facility in Amesbury, Massachusetts and intends to enter into supply agreements with up to three ATG dispensaries in Massachusetts. The consideration payable by the Company for the acquisition of ATG is $50,000, $42,500 of which was prepaid in cash in December 2018 in order to solidify the Company’s intent to complete the purchase of ATG and was recorded as a non-current asset. The remaining $7,500 is due on the later of December 31, 2019 or the date on which certain milestones are met.  The closing of the transaction is subject to certain milestones being met and regulatory approval.

Cura Partners, Inc., an Oregon corporation (“Cura” or “Select”)

On May 1, 2019, Curaleaf announced the signature of a definitive agreement to acquire Cura Partners, Inc. (“Cura”), owners of the Select brand (“Select”). The acquisition includes Select’s manufacturing, processing, distribution, marketing and retailing operations and all adult-use and medical cannabis products marketed under the Select brand name, including all intellectual property (the “Cura Transaction”).

Refer to the Company’s material change reports dated May 10, 2019 and November 8, 2019, both of which have been filed on SEDAR, with respect to the Cura Transaction for additional details regarding the terms of the Cura Transaction under the original merger agreement.

Due to changes in market conditions, Curaleaf and Select mutually agreed on October 30, 2019 to reduce the base consideration payable upon closing of the Cura Transaction. Under the amended and restated merger agreement (the “Amended Merger Agreement”), the number of SVS payable at closing of the Cura Transaction was reduced to 55,000,000 SVS from 95,555,556 SVS originally. The remaining 40,555,556 SVS will be payable to Select equity holders contingent upon Curaleaf achieving certain calendar year 2020 revenue targets based on Select-branded retail extract sales beginning at a target of $130,000 with maximum achievement at $250,000. In addition, Select equity holders will also be eligible to receive an earn-out of up to $200,000 from the issuance of additional SVS, contingent upon Curaleaf exceeding $300,000 in calendar year 2020 revenue for Select-branded retail extract sales.

The Select transaction closed on February 1, 2020.

Ohio Grown Therapies, LLC, an Ohio limited liability company (“OGT”)

In May 2019, the Company entered into an agreement granting it an option to acquire OGT for $20,000. The Company paid $5,000 cash in May 2019 and the remaining consideration will be paid upon completion of milestones, culminating with regulatory approval of the transfer of the final licenses and OGT facility to Curaleaf.  The closing of this transaction is currently pending regulatory approval.

GR Companies, Inc., a Delaware company (“Grassroots”)

In July 2019, the Company entered into an agreement to acquire Grassroots (“Grassroots Acquisition”), a large, private, vertically integrated multi-state operator, for consideration composed of $75,000 in cash, and approximately 102,808,038 SVS. Consideration is subject to adjustments for working capital and cash at closing. Consideration also includes additional SVS equal to the quotient obtained by dividing $40,000 by the higher of (i) the 10-day volume-weighted average price per SVS, determined as of the close of business on the last business day prior to the closing date, on the CSE and (ii) eighty-five percent (85%) of the 1-day volume-weighted average price per SVS determined two trading days prior to the closing date of such SVS on the CSE. In February 2020, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expired with respect to the acquisition of Grassroots. The closing of this transaction is currently pending completion of certain closing conditions, including regulatory approval.

Arrow Alternative Care, Inc., Arrow Alternative Care #2, Inc., Arrow Alternative Care #3, Inc., each a Delaware corporation (collectively, the “Arrow Companies”)

In March 2020, the Company signed definitive agreements to acquire the Arrow Companies, which operate licensed medical cannabis dispensaries in Stamford, Hartford, and Milford, Connecticut.  The aggregated consideration to be paid for the Arrow Companies is $38,000, consisting of $16,400 cash and $21,600 to be paid in SVS. The closing of this transaction is currently pending completion of certain closing conditions, including regulatory approval.

Virginia’s Kitchen, LLC, a Colorado company d/b/a Blue Kudu (“Blue Kudu”)

In February 2020, the Company signed a definitive agreement to acquire Blue Kudu, a Colorado-licensed processor and producer cannabis edibles, operating an 8,400 sq.ft. facility in Denver, Colorado.    The consideration to be paid for Blue Kudu consists of 322,580 SVS, $1,250 cash at closing of the transaction and a 5% note for $500 due ten and a half months from closing.   The closing of this transaction is currently pending completion of certain closing conditions, including regulatory approval (other than the HSR approval).

CHANGES IN OR ADOPTION OF ACCOUNTING PRACTICES

The following IFRS standards have been recently issued by the IASB. The Company is assessing the impact of these new standards on future consolidated financial statements. Pronouncements that are not applicable or where it has been determined do not have a significant impact to the Company have been excluded herein.

IFRS 16: Leases

In January 2016, the IASB issued IFRS 16, which replaces IAS 17 — Leases. The Company adopted IFRS 16 on January 1, 2019 using the modified retrospective approach and therefore the comparative information has not been restated and continues to be reported under IAS 17.  Specifically, rent expense will be replaced by associated depreciation of the right-to-use assets and interest expense. Since the Company is not restating prior periods as part of adopting IFRS 16, current results will not be directly comparable to results for periods before January 1, 2019.

Under IAS 17, a lease of property and equipment was classified as an operating lease whenever the terms of the lease did not transfer substantially all of the risks and rewards of ownership to the lessee. Lease payments were recognized as rent expense on a straight-line basis over the lease term, except where another systematic basis was more representative of the time pattern in which the economic benefits were consumed.

Under IFRS 16, at inception of a contract, the Company assesses whether a contract conveys the right to control the use of an identified asset for a period in exchange for consideration, in which case it is classified as a lease. The Company recognizes a right-of-use asset (“lease asset”) and a lease liability at the lease commencement date. The asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to restore the underlying asset, less any lease incentives received. The lease asset is subsequently amortized using the straight-line method from the commencement date to the end of the useful life of the right-of-use asset, considered to be indicated by the lease term. The lease asset is periodically assessed and adjusted for certain remeasurements of the lease liability and impairment losses, if any. The lease liability is initially measured at the present value of outstanding lease payments, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate. The lease liability is measured at amortized cost using the effective interest method and is remeasured when there is a change in future lease payments arising from a change in an index or rate or if the Company changes its assessment of whether it will exercise a purchase, extension or termination option. A corresponding adjustment is made to the carrying amount of the right-of-use asset with any excess over the carrying amount of the asset being recognized in the statement of profits or losses.

The Company has elected not to recognize lease assets and lease liabilities for short-term leases (leases with a term of 12 months or less) and leases of low-value assets such as small equipment. The Company recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

On transition to IFRS 16, the Company recognized a right-of-use asset of $41,853, a corresponding lease liability of $42,842 and derecognized $989 of deferred rent. When measuring lease liabilities, the Company discounted lease payments using its incremental borrowing rate ranging from 8.19% to 9.42%.

Amendment to IFRS 3: Definition of a Business

In October 2018, the IASB issued “Definition of a Business (Amendments to IFRS 3)”. The amendments clarify the definition of a business, with the objective of assisting entities to determine whether a transaction should be accounted for as a business combination or as an asset acquisition. The amendment provides an assessment framework to determine when a series of integrated activities is not a business. The amendments are effective for business combinations occurring on or after the beginning of the first annual reporting period beginning on or after January 1, 2020, however early application is permitted. The Company has elected early application of the amendment and elects whether to apply, or not apply, the test to each transaction separately.

IAS 1: Presentation of Financial Statements & IAS 8 — Accounting Policies, Changes in Accounting Estimates and Errors

In October 2018, the IASB issued “Definition of Material”, an amendment to IAS 1 — Presentation of Financial Statements and IAS 8 — Accounting Policies, Changes in Accounting Estimates and Errors, to clarify the definition of material and to align the definition used in the Conceptual Framework and the standards themselves. Materiality is defined as “information is material if omitting, misstating or obscuring it could reasonably be expected to influence decisions that the primary users of general purpose financial statements make on the basis of those financial statements, which provide financial information about a specific reporting entity.” This amendment will be effective for the annual period beginning January 1, 2020. The extent of the impact of application of the interpretation has not yet been determined.

CRITICAL ACCOUNTING ESTIMATES

The preparation of the Company’s annual audited consolidated financial statements in accordance with IFRS requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, and revenue and expenses. Actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the review affects both current and future periods.

Significant judgments, estimates and assumptions that have the most significant effect on the amounts recognized in the audited consolidated financial statements are described below.

Discount rate for leases

IFRS 16 - Leases requires lessees to discount lease payments using the rate implicit in the lease, if that rate is readily available. If that rate cannot be readily determined, the lessee is required to use its incremental borrowing rate. The Company generally uses the incremental borrowing rate when initially recording real estate leases as the implicit rates are not readily available as information from the lessor regarding the fair value of underlying assets and initial direct costs incurred by the lessor related to the leased assets is not available. The Company determines the incremental borrowing rate as the interest rate the Company would pay to borrow over a similar term the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment.

Estimated Useful Lives and Depreciation of Property and Equipment

Depreciation of property and equipment is dependent upon estimates of useful lives which are determined through the exercise of judgment. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that take into account factors such as economic and market conditions and the useful lives of assets.

Estimated Useful Lives and Amortization of Intangible Assets

Amortization of intangible assets is dependent upon estimates of useful lives which are determined through exercise of judgment and do not exceed the contractual period, if any. Intangible assets that have indefinite useful lives are not subject to amortization and are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired.

Biological Assets

Biological assets are dependent upon estimates of future economic benefits as a result of past events to determine the fair value through an exercise of significant judgment by the Company. In estimating the fair value of an asset or a liability, the Company uses market observable data to the extent it is available. The Company uses the average selling price per gram in the market in which the biological assets are produced to determine fair value. The Company reevaluates market prices on a quarterly basis in order to ensure biological assets are measured at the most relevant fair value.

Business Combinations

In a business combination, all identifiable assets, liabilities and contingent liabilities acquired are recorded at their fair values. One of the most significant estimates relates to the determination of the fair value of these assets and liabilities. Contingent consideration is measured at its acquisition-date fair value and included as part of the consideration transferred in a business combination. Contingent consideration that is classified as equity is not remeasured at subsequent reporting dates and its subsequent settlement is accounted for within equity. Contingent consideration that is classified as an asset or a liability is remeasured at subsequent reporting dates in accordance with IFRS 9 — Financial Instruments with the corresponding gain or loss being recognized in the consolidated statement of profits and losses. For any intangible asset identified, depending on the type of intangible asset and the complexity of determining its fair value, an independent valuation expert or management may develop the fair value, using appropriate valuation techniques, which are generally based on a forecast of the total expected future net cash flows. The evaluations are linked closely to the assumptions made by management regarding the future performance of the assets concerned and any changes in the discount rate applied.

Certain fair values may be estimated at the acquisition date pending confirmation or completion of the valuation process. Where provisional values are used in accounting for a business combination, they may be adjusted retrospectively in subsequent periods, not to exceed one year from the acquisition date.

Compound financial instruments

The identification of components in compound financial instruments is based on interpretations of the substance of the contractual arrangement and requires judgment from management. The separation of the components affects the initial recognition at issuance and the subsequent recognition of interest on the liability component. The determination of the fair value of the liability is also based on a number of assumptions, including contractual future cash flows, discount rates and the presence of any derivative financial instruments.

Share-based Payment Arrangements

The Company uses the Black-Scholes valuation model to determine the fair value of share-based payment arrangements granted to employees and directors. In instances where stock options have performance or market conditions, the Company utilizes the Monte Carlo valuation model to simulate the various outcomes that affect the value of the option.  In estimating fair value, management is required to make certain assumptions and estimates such as the expected life of units, volatility of the Company’s future share price, risk free rates, future dividend yields and estimated forfeitures at the initial grant date. Changes in assumptions used to estimate fair value could result in materially different results.

Goodwill Impairment

Goodwill is tested for impairment annually and whenever events or changes in circumstances indicate that the carrying amount of goodwill has been impaired. In order to determine if the value of goodwill has been impaired, the CGU to which goodwill has been allocated must be valued using present value techniques. When applying this valuation technique, the Company relies on a number of factors including historical results, business plans, forecasts and market data. Changes in the conditions for these judgments and estimates can significantly affect the assessed value of goodwill.

FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT

The Company’s financial instruments consist of cash and cash equivalents, restricted cash, notes receivable, accounts payable, accrued expenses, long-term debt, and redeemable non-controlling contingency. The fair values of cash, restricted cash, notes receivable, accounts payable and accrued expenses approximate their carrying values due to the relatively short-term to maturity. The Company’s long-term notes payable carrying value at the effective interest rate approximate fair value. Financial instruments recorded at fair value are classified using a fair value hierarchy that reflects the significance of the inputs to fair value measurements. The three levels of hierarchy are:

Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2 — Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; and

Level 3 — Inputs for the asset or liability that are not based on observable market data.

The Company’s assets measured at fair value on a nonrecurring basis include investments, long-lived assets and indefinite-lived intangible assets and goodwill. The Company reviews the carrying amounts of such assets whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable or at least annually as at December 31, for indefinite-lived intangible assets and goodwill. Any resulting asset impairment would require that the asset be recorded at its fair value. The resulting fair value measurements of the assets are considered to be Level 3 measurements.

Financial Risk Management

The Company is exposed in varying degrees to a variety of financial instrument related risks. The Company’s risk exposures and the impact on the Company’s financial instruments are summarized below:

Credit Risk

Credit risk is the risk of a potential loss to the Company if a customer or third party to a financial instrument fails to meet its contractual obligations. The maximum credit exposure at December 31, 2019 and 2018 is the carrying amount of cash and cash equivalents, accounts receivable and notes receivable. The Company does not have significant credit risk with respect to its customers. All cash and cash equivalents are placed with major U.S. financial institutions.

The Company provides credit to its customers in the normal course of business and has established credit evaluation and monitoring processes to mitigate credit risk, but has limited risk as the majority of its sales are transacted with cash.

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations associated with financial liabilities. The Company manages liquidity risk through the management of its cash flows necessary to fund operations and development and its capital structure. The Company’s approach to managing liquidity is to ensure that it will have sufficient liquidity to settle obligations and liabilities when due.

The Company continues to have robust access to equity and debt financing from public and private markets in Canada. If such financing were no longer available in the public markets in Canada due to changes in applicable law, then the Company expects that it would have to raise financing privately.

Market Risk

Currency Risk

The operating results and financial position of the Company are reported in U.S. dollars. Some of the Company’s financial transactions have been and may be denominated in currencies other than the U.S. dollar. The results of the Company’s operations are subject to currency transaction and translation risks.

At December 31, 2019 and 2018, the Company had no hedging agreements in place with respect to foreign exchange rates. The Company has not entered into any agreements or purchased any instruments to hedge possible currency risks at this time.

Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Cash and cash equivalents bear interest at market rates. The Company’s financial debts have fixed rates of interest and therefore expose the Company to a limited interest rate fair value risk.

REGULATORY ENVIRONMENT: ISSUERS WITH UNITED STATES CANNABIS-RELATED ASSETS

In accordance with Staff Notice 51-352, below is a discussion of the current federal and state-level U.S. regulatory regimes in those jurisdictions where the Company is currently directly and indirectly involved, through its subsidiaries and investments, in the cannabis industry.

In accordance with Staff Notice 51-352, the Company will evaluate, monitor and reassess this disclosure, and any related risks, on an ongoing basis and the same will be supplemented, amended and communicated to investors in public filings, including in the event of government policy changes or the introduction of new or amended guidance, laws or regulations regarding marijuana regulation.  Any non-compliance, citations or notices of violation which may have an impact on the Company’s license, business activities or operations will be promptly disclosed by the Company.

The Company derives its revenues from the cannabis industry in certain states of the U.S., and the industry is illegal under U.S. federal law.

The Company is involved (through its licensed subsidiaries) in the cannabis industry in the U.S. where local state laws permit such activities. Currently, its subsidiaries and managed entities are directly engaged in the manufacture, possession, use, sale or distribution of cannabis and/or hold licenses in the adult-use and/or medicinal cannabis marketplace in the states of Arizona, California, Connecticut, Florida, Maine, Maryland, Massachusetts, Nevada, New Jersey, New York, Ohio, Utah and Oregon; and have partnered with an accredited medical school and obtained a “clinical registrant” license in Pennsylvania.

The Company’s Statement of Financial Position and Operating Statement Exposure to U.S. marijuana Related Activities

As of the date of this MD&A, all of the Company’s business was directly derived from U.S. cannabis-related activities. As such, the Company’s statement of financial position and statement of profits and losses exposure to U.S. cannabis-related activities is 100%.

Readers are cautioned that the foregoing financial information, though extracted from the Company’s financial systems that supports its annual consolidated financial statements, has not been audited in its presentation format and accordingly is not in compliance with IFRS based on consolidation principles.

U.S. Federal Overview

The U.S. federal government regulates drugs through the Controlled Substances Act (the “CSA”), which places controlled substances, including cannabis, in one of five different schedules. Cannabis is classified as a Schedule I drug. As a Schedule I drug, the Federal Drug Enforcement Agency (“DEA”) considers cannabis to have a high potential for abuse; no  currently accepted medical use in treatment in the U.S., and a lack of accepted safety for use of the drug under medical supervision. The classification of cannabis as a Schedule I drug is inconsistent with what the Company believes to be many valuable medical uses for marijuana accepted by physicians, researchers, patients, and others. As evidence of this, the federal Food and Drug Administration (“FDA”) on June 25, 2018 approved Epidiolex (cannabidiol) (“CBD”) oral solution with an active ingredient derived from the cannabis plant for the treatment of seizures associated with two rare and severe forms of epilepsy, Lennox-Gastaut syndrome and Dravet syndrome, in patients two years of age and older. This is the first FDA-approved drug that contains a purified drug substance derived from the cannabis plant. In this case, the substance is CBD, a chemical component of marijuana that does not contain the intoxication properties of tetrahydrocannabinol (“THC”), the primary psychoactive component of marijuana. The Company believes the CSA categorization as a Schedule I drug is not reflective of the medicinal properties of marijuana or the public perception thereof, and numerous studies show cannabis is not able to be abused in the same way as other Schedule I drugs, has medicinal properties, and can be safely administered.

The federal position is also not necessarily consistent with democratic approval of marijuana at the state government level in the United States. Unlike in Canada, which has federal legislation uniformly governing the cultivation, distribution, sale and possession of marijuana under the Cannabis Act (Canada), cannabis is largely regulated at the state level in the United States. State laws regulating cannabis conflict with the CSA, which makes cannabis use and possession federally illegal. Although certain states and territories of the United States authorize medical or adult-use cannabis production and distribution by licensed or registered entities, under United States federal law, the possession, use, cultivation, and transfer of cannabis and any related drug paraphernalia is illegal, and any such acts are criminal acts. Although the Company’s activities are compliant with applicable state and local laws, strict compliance with state and local laws with respect to cannabis may neither absolve the Company of liability under United States federal law nor provide a defense to federal criminal charges that may be brought against the Company. The Supremacy Clause of the United States Constitution establishes that the United States Constitution and federal laws made pursuant to it are paramount and, in case of conflict between federal and State law, federal law shall apply.

Nonetheless, 33 states and the District of Columbia in the United States have legalized some form cannabis for medical use, while 11 states and the District of Columbia have legalized the adult use of cannabis for recreational purposes. As more and more states legalized medical and/or adult-use marijuana, the federal government attempted to provide clarity on the incongruity between federal prohibition under the CSA and these state-legal regulatory frameworks. Notwithstanding the foregoing, marijuana remains illegal under U.S. federal law, with marijuana listed as a Schedule I drug under the CSA. Until 2018, the federal government provided guidance to federal law enforcement agencies and banking institutions through a series of United States Department of Justice (“DOJ”) memoranda. The most recent such memorandum was drafted by former Deputy Attorney General James Cole on August 29, 2013 (the “Cole Memorandum”).

The Cole Memorandum offered guidance to federal enforcement agencies as to how to prioritize civil enforcement, criminal investigations and prosecutions regarding marijuana in all states, and instructed federal law enforcement agencies not to prosecute violations of federal drug laws related to cannabis where the activity is permitted and regulated under cannabis laws of the relevant state.

The Cole Memorandum put forth eight prosecution priorities:

1.              Preventing the distribution of marijuana to minors;

2.              Preventing revenue from the sale of marijuana from going to criminal enterprises, gangs and cartels;

3.              Preventing the diversion of marijuana from states where it is legal under state law in some form to other states;

4.              Preventing the state-authorized marijuana activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;

5.              Preventing the violence and the use of firearms in the cultivation and distribution of marijuana;

6.              Preventing drugged driving and the exacerbation of other adverse public health consequences associated with marijuana use;

7.              Preventing the growing of marijuana on public lands and the attendant public safety and environmental dangers posed by marijuana production on public lands; and

8.              Preventing marijuana possession or use on federal property.

The Cole Memorandum was seen by many state-legal marijuana companies as a safe harbor for their licensed operations that were conducted in full compliance with all applicable state and local regulations.

On January 4, 2018, former United States Attorney General Jeff Sessions rescinded the Cole Memorandum by issuing a new memorandum to all United States Attorneys (the “Sessions Memorandum”). Rather than establish national enforcement priorities particular to marijuana-related crimes in jurisdictions where certain marijuana activity was legal under state law, the Sessions Memorandum instructs that “in deciding which marijuana activities to prosecute... with the DOJ’s finite resources, prosecutors should follow the well established principles that govern all federal prosecutions.” Namely, these include the seriousness of the offense, history of criminal activity, deterrent effect of prosecution, the interests of victims, and other principles.

In the absence of a uniform federal policy, as had been established by the Cole Memorandum, numerous United States Attorneys with state-legal marijuana programs within their jurisdictions have announced enforcement priorities for their respective offices. For instance, Andrew Lelling, United States Attorney for the District of Massachusetts, stated that while his office would not immunize any businesses from federal prosecution, he anticipated focusing the office’s marijuana enforcement efforts on: (1) overproduction; (2) targeted sales to minors; and (3) organized crime and interstate transportation of drug proceeds. Other United States attorneys provided less assurance, promising to enforce federal law, including the CSA in appropriate circumstances.

Former United States Attorney General Sessions resigned on November 7, 2018. He was replaced by William Barr on February 14, 2019. It is unclear what specific impact this development will have on U.S. federal government enforcement policy. However, in a written response to questions from U.S. Senator Cory Booker made as a nominee, Attorney General Barr stated, “I do not intend to go after parties who have complied with state law in reliance on the Cole Memorandum.” Nonetheless, there is no guarantee that state laws legalizing and regulating the sale and use of cannabis will not be repealed or overturned, or that local governmental authorities will not limit the applicability of state laws within their respective jurisdictions. Unless and until the U.S. Congress amends the CSA with respect to cannabis (and as to the timing or scope of any such potential amendments there can be no assurance), there is a risk that federal authorities may enforce current federal law.

The Company believes it is too soon to determine if any prosecutorial effects will be undertaken by the rescission of the Cole Memorandum, or if Attorney General Barr will reinstitute the Cole Memorandum or a similar guidance document for United States attorneys. The sheer size of the cannabis industry, in addition to participation by State and local governments and investors, suggests that a largescale enforcement operation would possibly create unwanted political backlash for the Department of Justice and the Trump administration.

As an industry best practice, despite the recent rescission of the Cole Memorandum, the Company abides by the following standard operating policies and procedures to ensure compliance with the guidance provided by the Cole Memorandum:

1.              Ensure that its operations are compliant with all licensing requirements as established by the applicable state, county, municipality, town, township, borough, and other political/administrative divisions;

2.              Ensure that its cannabis related activities adhere to the scope of the licensing obtained (for example: in the states where cannabis is permitted only for adult-use, the products are only sold to individuals who meet the requisite age requirements);

3.              Implement policies and procedures to ensure that cannabis products are not distributed to minors;

4.              Implement policies and procedures to ensure that funds are not distributed to criminal enterprises, gangs or cartels;

5.              Implement an inventory tracking system and necessary procedures to ensure that such compliance system is effective in tracking inventory and preventing diversion of cannabis or cannabis products into those states where cannabis is not permitted by state law, or across any state lines in general;

6.              Ensure that its state-authorized cannabis business activity is not used as a cover or pretense for trafficking of other illegal drugs, is engaged in any other illegal activity or any activities that are contrary to any applicable anti-money laundering statutes; and

7.              Ensure that its products comply with applicable regulations and contain necessary disclaimers about the contents of the products to prevent adverse public health consequences from cannabis use and prevent impaired driving.

In addition, the Company conducts background checks to ensure that the principals and management of its operating subsidiaries are of good character, have not been involved with other illegal drugs, engaged in illegal activity or activities involving violence, or use of firearms in cultivation, manufacturing or distribution of cannabis. The Company will also conduct ongoing reviews of the activities of its cannabis businesses, the premises on which they operate and the policies and procedures that are related to possession of cannabis or cannabis products outside of the licensed premises, including the cases where such possession is permitted by regulation. See “Compliance and Monitoring”.

Although the Cole Memorandum has been rescinded, one legislative safeguard for the medical marijuana industry remains in place: Congress has passed a so-called “rider” provision in the FY 2015, 2016, 2017, 2018, 2019 and 2020. Consolidated Appropriations Acts to prevent the federal government from using congressionally appropriated funds to enforce federal marijuana laws against regulated medical marijuana actors operating in compliance with state and local law. The rider is known as the “Rohrbacher- Farr” Amendment after its original lead sponsors (it is also sometimes referred to as the “Rohrbacher- Blumenauer” or “Joyce-Leahy” Amendment, but it is referred to in this MD&A as “Rohrbacher-Farr”). Most recently, the Rohrbacher-Farr Amendment was included in the Consolidated Appropriations Act of 2019, which was signed by President Trump on February 14, 2019 and funds the departments of the federal government through the fiscal year ending September 30, 2019. In signing the Act, President Trump issued a signing statement noting that the Act “provides that the Department of Justice may not use any funds to prevent implementation of medical marijuana laws by various States and territories,” and further stating “I will treat this provision consistent with the President’s constitutional responsibility to faithfully execute the laws of the United States.” While the signing statement can fairly be read to mean that the executive branch intends to enforce the CSA and other federal laws prohibiting the sale and possession of medical marijuana, the president did issue a similar signing statement in 2017 and no major federal enforcement actions followed. On September 27, 2019 the Rohrbacher-Farr Amendment was temporarily renewed through a stopgap spending bill and was similarly renewed again on November 21, 2019.  The FY 2020 omnibus spending bill was ultimately passed on December 20, 2019, making the Rohrbacher-Farr Amendment effective through September 30, 2020.  In signing the spending bill, President Trump again released a statement similar to the ones he made May 2017 and February 2019 regarding the Rohrbacher-Farr Amendment.

There is a growing consensus among marijuana businesses and numerous congressmen and congresswomen that guidance is not law and temporary legislative riders, such as the Rohrbacher-Farr Amendment, are an inappropriate way to protect lawful medical marijuana businesses. Numerous bills have been introduced in Congress in recent years to decriminalize aspects of state-legal marijuana trades. For FY 2019, the strategy amongst the bipartisan Congressional Marijuana Working Group in Congress, has been to introduce numerous marijuana-related appropriations amendments in the Appropriations Committee in both the House and Senate, similar to the strategy employed in FY 2018. The amendments included protections for marijuana-related businesses in states with medical and adult-use marijuana laws, as well as protections for financial institutions that provide banking services to state-legal marijuana businesses. The Company also has observed that each year more congressmen and congresswomen sign on and cosponsor marijuana legalization bills. These include the CARERS Act, REFER Act and others. While there are different perspectives on the most effective route to end federal marijuana prohibition, Congressman Blumenauer and Senator Wyden have introduced the three-bill package, Path to Marijuana Reform, which would fix the so-called Internal Revenue Service 280E provision that provides tax burdens for marijuana businesses, eliminate civil asset forfeiture and federal criminal penalties for marijuana businesses complying with state law, reduce barriers to banking, de schedule marijuana from the federal list of controlled substances, and tax and regulate marijuana.

Senator Booker has also introduced the Marijuana Justice Act, which would de-schedule marijuana, and in 2018 Congresswoman Barbara Lee introduced the House companion. Colorado Republican Senator Cory Gardner has reportedly secured a probable assurance from President Trump that he would sign a bill to allow states to legalize and regulate marijuana without federal intervention.

In light of all of this, it was anticipated that the federal government will eventually repeal the federal prohibition on cannabis and thereby leave the states to decide for themselves whether to permit regulated cannabis cultivation, production and sale, just as states are free today to decide policies governing the distribution of alcohol or tobacco. Given current political trends, however, the Company considers these developments unlikely in the near-term. For the time being, marijuana remains a Schedule I controlled substance at the federal level, and neither the Cole Memorandum nor its rescission nor the continued passage of the Rohrbacher-Farr Amendment has altered that fact. The federal government of the United States has always reserved the right to enforce federal law regarding the sale and disbursement of medical or adult-use marijuana, even if state law sanctions such sale and disbursement. If the United States begins to enforce federal laws relating to cannabis in states where the sale and use of cannabis is currently legal, or if existing applicable state laws are repealed or curtailed, the Company’s business, results of operations, financial condition and prospects could be materially adversely affected.

Additionally, under United States federal law, it may potentially be a violation of federal money laundering statutes for financial institutions to take any proceeds from the sale of any Schedule I controlled substance. Due to the CSA categorization of marijuana as a Schedule I drug, federal law makes it illegal for financial institutions that depend on the Federal Reserve’s money transfer system to take any proceeds from marijuana sales as deposits. Banks and other financial institutions could be prosecuted and possibly convicted of money laundering for providing services to cannabis businesses under the United States Currency and Foreign Transactions Reporting Act of 1970 (the “Bank Secrecy Act”). Therefore, under the Bank Secrecy Act, banks or other financial institutions that provide a cannabis business with a checking account, debit or credit card, small business loan, or any other service could be charged with money laundering or conspiracy.

On September 26, 2019, the U.S. House of Representatives passed the Secure and Fair Enforcement Banking Act of 2019 (commonly known as the “SAFE Banking Act”), which aims to provide safe harbor and guidance to financial institutions that work with legal U.S. cannabis businesses. The SAFE Banking Act is currently being reviewed by the U.S. Senate Banking Committee. While the Senate is contemplating the SAFE Banking Act, the passage of which would permit commercial banks to offer services to cannabis companies that are in compliance with state law, if Congress fails to pass the SAFE Banking Act, the Company’s inability, or limitations on the Company’s ability, to open or maintain bank accounts, obtain other banking services and/or accept credit card and debit card payments may make it difficult for the Company to operate and conduct its business as planned or to operate efficiently.

While there has been no change in U.S. federal banking laws to accommodate businesses in the large and increasing number of U.S. states that have legalized medical and/or adult-use marijuana, in 2014, the Department of the Treasury Financial Crimes Enforcement Network (“FinCEN”) issued guidance to prosecutors of money laundering and other financial crimes (the “FinCEN Guidance”) and notified banks that it would not seek enforcement of money laundering laws against banks that service cannabis companies operating under state law, provided that strict due diligence and reporting standards are met. The FinCEN Guidance advised prosecutors not to focus their enforcement efforts on banks and other financial institutions that serve marijuana-related businesses so long as that business is legal in their state and none of the federal enforcement priorities referenced in the Cole Memorandum are being violated (such as keeping marijuana away from children and out of the hands of organized crime). The FinCEN Guidance also clarifies how financial institutions can provide services to marijuana-related businesses consistent with their Bank Secrecy Act obligations, including thorough customer due diligence, but makes it clear that they are doing so at their own risk. The customer due diligence steps include:

1.              Verifying with the appropriate state authorities whether the business is duly licensed and registered;

2.              Reviewing the license application (and related documentation) submitted by the business for obtaining a state license to operate its marijuana-related business;

3.              Requesting from state licensing and enforcement authorities available information about the business and related parties;

4.              Developing an understanding of the normal and expected activity for the business, including the types of products to be sold and the type of customers to be served (e.g., medical versus adult use customers);

5.              Ongoing monitoring of publicly available sources for adverse information about the business and related parties;

6.              Ongoing monitoring for suspicious activity, including for any of the red flags described in this guidance; and

7.              Refreshing information obtained as part of customer due diligence on a periodic basis and commensurate with the risk.

With respect to information regarding state licensure obtained in connection with such customer due diligence, a financial institution may reasonably rely on the accuracy of information provided by state licensing authorities, where states make such information available.

Because most banks and other financial institutions are unwilling to provide any banking or financial services to marijuana businesses, these businesses can be forced into becoming “cash-only” businesses. While the FinCEN Guidance decreased some risk for banks and financial institutions considering serving the industry, in practice it has not increased banks’ willingness to provide services to marijuana businesses, and most banks continue to decline to operate under the strict requirements provided under the FinCEN guidance. This is because, as described above, the current law does not guarantee banks immunity from prosecution, and it also requires banks and other financial institutions to undertake time-consuming and costly due diligence on each marijuana business they accept as a customer.

The few state-chartered banks and/or credit unions that have agreed to work with marijuana businesses are limiting those accounts to small percentages of their total deposits to avoid creating a liquidity risk. Since, theoretically, the federal government could change the banking laws as it relates to marijuana businesses at any time and without notice, these credit unions must keep sufficient cash on hand to be able to return the full value of all deposits from marijuana businesses in a single day, while also keeping sufficient liquid capital on hand to serve their other customers. Those state-chartered banks and credit unions that do have customers in the marijuana industry charge marijuana businesses high fees to pass on the added cost of ensuring compliance with the FinCEN Guidance. Unlike the Cole Memorandum, however, the FinCEN Guidance from 2014 has not been rescinded.

The Secretary of the U.S. Department of the Treasury, Stephen Mnuchin, has publicly stated that the Department was not informed of any plans to rescind the Cole Memorandum. Secretary Mnuchin stated that he does not have a desire to rescind the FinCEN Guidance. As an industry best practice and consistent with its standard operating procedures, the Company adheres to all customer due diligence steps in the FinCEN Guidance.

In the United States, a bill has been tabled in Congress to grant banks and other financial institutions immunity from federal criminal prosecution for servicing marijuana-related businesses if the underlying marijuana business follows state law. This bill has not been passed and there can be no assurance with that it will be passed in its current form or at all. In both Canada and the United States, transactions involving banks and other financial institutions are both difficult and unpredictable under the current legal and regulatory landscape. Legislative changes could help to reduce or eliminate these challenges for companies in the cannabis space and would improve the efficiency of both significant and minor financial transactions.

An additional challenge to marijuana-related businesses is that the provisions of Internal Revenue Code Section 280E are being applied by the IRS to businesses operating in the medical and adult-use marijuana industry. Section 280E prohibits marijuana businesses from deducting ordinary and necessary business expenses, forcing them to pay higher effective federal tax rates than similar companies in other industries. The effective tax rate on a marijuana business depends on how large its ratio of non-deductible expenses is to its total revenues. Therefore, businesses in the legal cannabis industry may be less profitable than they would otherwise be.

CBD is a product that often is derived from hemp, which contains only trace amounts of THC, the psychoactive substance found in marijuana. On December 20, 2018, President Trump signed the Agriculture Improvement Act of 2018 (popularly known as the “2018 Farm Bill”) into law.  Until the 2018 Farm Bill became law, hemp and products derived from it, such as CBD, fell within the definition of “marijuana” under the CSA and the DEA classified hemp as a Schedule I controlled substance because hemp is part of the cannabis plant.

The 2018 Farm Bill defines hemp as the plant Cannabis sativa L. and any part of the plant with a delta-9 THC concentration of not more than 0.3% by dry weight and removes hemp from the CSA. The 2018 Farm Bill also allows states to create regulatory programs allowing for the licensed cultivation of hemp and production of hemp derived products. Hemp and products derived from it, such as CBD, may then be sold into commerce and transported across state lines provided that the hemp from which any product is derived was cultivated under a license issued by an authorized state program approved by the U.S. Department of Agriculture and otherwise meets the definition of hemp removed from the CSA. The introduction of hemp and products derived from it, such as CBD, in foods, beverages, and dietary supplements has not — been approved by the FDA. The FDA expects to engage in rulemaking on this subject.

Service Providers

As a result of any adverse change to the approach in enforcement of U.S. cannabis laws, adverse regulatory or political change, additional scrutiny by regulatory authorities, adverse change in public perception in respect of the consumption of marijuana or otherwise, third party service providers to the Company could suspend or withdraw their services, which may have a material adverse effect on the Company’s business, revenues, operating results, financial condition or prospects.

Ability to Access Capital

Given the current laws regarding cannabis at the federal law level in the United States, traditional bank financing is typically not available to United States cannabis companies. Specifically, the federal illegality of marijuana in the United States means that financial transactions involving proceeds generated by cannabis-related conduct can form the basis for prosecution under money laundering statutes, the unlicensed money transmitter statute and the Bank Secrecy Act. As a result, businesses involved in the cannabis industry often have difficulty finding a bank willing to accept their business. Banks who do accept deposits from cannabis-related businesses in the United states must do so in compliance with the Cole Memorandum and the FinCEN guidance, both discussed above.

The Company requires equity and/or debt financing to support on-going operations, to undertake capital expenditures or to undertake acquisitions or other business combination transactions. There can be no assurance that additional financing will be available to the Company when needed or on terms which are acceptable. The Company’s inability to raise financing through traditional banking to fund on-going operations, capital expenditures or acquisitions could limit its growth and may have a material adverse effect upon the Company’s business, results of operations, financial condition or prospects.

If additional funds are raised through further issuances of equity or convertible debt securities, existing Company Shareholders could suffer significant dilution, and any new equity securities issued could have rights, preferences and privileges superior to existing holders of SVS.

Restricted Access to Banking

As discussed above, the FinCEN Memorandum remains effective to this day, in spite of the fact that the 2014 Cole Memorandum was rescinded and replaced by the Sessions Memorandum. The FinCen Memorandum does not provide any safe harbors or legal defenses from examination or regulatory or criminal enforcement actions by the Department of Justice, FinCEN or other federal regulators, though. Thus, most banks and other financial institutions in the U.S. do not appear to be comfortable providing banking services to cannabis-related businesses, or relying on this guidance, which can be amended or revoked at any time by the Trump administration. In addition to the foregoing, banks may refuse to process debit card payments and credit card companies generally refuse to process credit card payments for cannabis-related businesses. As a result, the Company may have limited or no access to banking or other financial services in the U.S. The inability or limitation in the Company’s ability to open or maintain bank accounts, obtain other banking services and/or accept credit card and debit card payments may make it difficult for the Company to operate and conduct its business as planned or to operate efficiently.

On September 26, 2019, the U.S. House of Representatives passed the Secure and Fair Enforcement Banking Act of 2019 (commonly known as the “SAFE Banking Act”), which aims to provide safe harbor and guidance to financial institutions that work with legal U.S. cannabis businesses. The SAFE Banking Act is currently being reviewed by the U.S. Senate Banking Committee. While the Senate is contemplating the SAFE Banking Act, the passage of which would permit commercial banks to offer services to cannabis companies that are in compliance with state law, if Congress fails to pass the SAFE Banking Act, the Company’s inability, or limitations on the Company’s ability, to open or maintain bank accounts, obtain other banking services and/or accept credit card and debit card payments may make it difficult for the Company to operate and conduct its business as planned or to operate efficiently.

Anti-Money Laundering Laws and Regulations

The Company is subject to a variety of laws and regulations domestically and in the U.S. that involve money laundering, financial recordkeeping and proceeds of crime, including the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), Sections 1956 and 1957 of U.S.C. Title 18 (the Money Laundering Control Act), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended and the rules and regulations thereunder, the Criminal Code (Canada) and any related or similar rules, regulations or guidelines, issued, administered or enforced by governmental authorities in the U.S. and Canada. Further, under U.S. federal law, banks or other financial institutions that provide a cannabis business with a checking account, debit or credit card, small business loan, or any other service could be found guilty of money laundering, aiding and abetting, or conspiracy.

In the event that any of the Company’s operations, or any proceeds thereof, any dividends or distributions therefrom, or any profits or revenues accruing from such operations in the U.S. were found to be in violation of money laundering legislation or otherwise, such transactions may be viewed as proceeds of crime under one or more of the statutes noted above or any other applicable legislation. This could restrict or otherwise jeopardize the ability of the Company to declare or pay dividends, effect other distributions or subsequently repatriate such funds back to Canada. Furthermore, while there are no current intentions to declare or pay dividends on the SVS in the foreseeable future, in the event that a determination was made that the Company’s proceeds from operations (or any future operations or investments in the U.S.) could reasonably be shown to constitute proceeds of crime, the Company may decide or be required to suspend declaring or paying dividends without advance notice and for an indefinite period of time.

Heightened Scrutiny by Regulatory Authorities

For the reasons set forth above, the Company’s existing operations in the U.S., and any future operations or investments of the Company, may become the subject of heightened scrutiny by regulators, stock exchanges and other authorities in Canada. As a result, the Company may be subject to significant direct and indirect interaction with public officials. There can be no assurance that this heightened scrutiny will not in turn lead to the imposition of certain restrictions on the Company’s ability to operate or invest in any other jurisdictions, in addition to those described herein.

Change to government policy or public opinion may also result in a significant influence on the regulation of the cannabis industry in Canada, the United States, or elsewhere. A negative shift in the public’s perception of medical or adult-use cannabis in the United States or any other applicable jurisdiction could affect future legislation or regulation, or enforcement. Such a shift could cause state jurisdictions to abandon initiatives or proposals to legalize medical or adult-use cannabis, thereby limiting the number of new state jurisdictions into which the Company could expand. Any inability to fully implement the Company’s business strategy in the states in which the Company currently operates or in the Company’s ability to expand its business into new states, may have a material adverse effect on the Company’s business, financial condition, and results of operations. See “Risk Factors” section of this MD&A.

Further, violations of any federal laws and regulations could result in significant fines, penalties, administrative sanctions, convictions, or settlements arising from civil proceedings conducted by either the federal government or private citizens, or criminal charges, including, but not limited to, disgorgement of profits, cessation of business activities or divestiture. Any enforcement action against the Company or any of its licensed operating facilities could have a material adverse effect on (1) the Company’s reputation, (2) the Company’s ability to conduct business, (3) the Company’s holdings (directly or indirectly) of medical or adult-use cannabis licenses in the United States, (4) the listing or quoting of the Company’s securities on various stock exchanges, (5) the Company’s financial position, (6) the Company’s operating results, profitability, or liquidity, or (7) the market price of the Company’s publicly traded shares. In addition, it is difficult for the Company to estimate the time or resources that would be needed for the investigation of any such matters or their final resolution because the time and resources that may be necessary depend on the nature and extent of any information requested by the applicable authorities involved, and such time or resources could be substantial. See “Risk Factors”

section of this MD&A. The Company’s business activities, and the business activities of its subsidiaries, while believed to be compliant with applicable U.S. state and local laws, currently are illegal under U.S. federal law.

Further to the indication by CDS Clearing and Depository Services Inc. (“CDS”), Canada’s central securities depository, clearing and settling trades in the Canadian equity, fixed income and money markets that it would refuse to settle trades for cannabis issuers that have investments in the U.S., the TMX Group, the owner and operator of CDS, subsequently issued a statement in August 2017 reaffirming that there is no CDS ban on the clearing of securities of issuers with cannabis-related activities in the U.S., despite media reports to the contrary and that the TMX Group was working with regulators to arrive at a solution that will clarify this matter, which would be communicated at a later time.

In February 2018, following discussions with the Canadian Securities Administrators and recognized Canadian securities exchanges, the TMX Group announced the signing of a Memorandum of Understanding (“MOU”) with The Aequitas NEO Exchange Inc., the CSE, the Toronto Stock Exchange, and the TSX Venture Exchange. The MOU outlines the parties’ understanding of Canada’s regulatory framework applicable to the rules, procedures, and regulatory oversight of the exchanges and CDS as it relates to issuers with cannabis-related activities in the U.S. The MOU confirms, with respect to the clearing of listed securities, that CDS relies on the exchanges to review the conduct of listed issuers. As a result, there is currently no CDS ban on the clearing of securities of issuers with cannabis-related activities in the U.S. However, there can be no guarantee that this approach to regulation will continue in the future. If such a ban were to be implemented at a time when the SVS are listed on a stock exchange, it would have a material adverse effect on the ability of holders of SVS to make and settle trades. In particular, the SVS would become highly illiquid as until an alternative was implemented, investors would have no ability to affect a trade of securities through the facilities of the applicable stock exchange. Curaleaf has obtained eligibility with DTC for its SVS quotation on the OTCQX and such eligibility provides another possible avenue to clear the SVS in the event of a CDS ban. Revocation of DTC eligibility or implementation by DTC of a ban on the clearing of securities of issuers with cannabis-related activities in the United States would similarly have a material adverse effect on the ability of holders of the SVS to make and settle trades.

Compliance and Monitoring

As of the date of this MD&A, the Company believes that each of its licensed operating entities (a) holds all applicable licenses to cultivate, manufacture, possess, and/or distribute cannabis in its respective state, and (b) is in good standing and in compliance with its respective state’s cannabis regulatory program. The Company is in compliance with its obligations under state law related to its cannabis cultivation, processing and dispensary licenses, other than minor violations that would not result in a material fine, suspension or revocation of any relevant license.

The Company uses reasonable commercial efforts to ensure that its business is in compliance with laws and applicable licensing requirements and engages in the regulatory and legislative process nationally and in every state we operate through our compliance department, government relations department, outside government relations consultants, cannabis industry groups and legal counsel.

The compliance department consists of our SVP of Compliance, James Shorris and Vice President, Keisha Brice and local compliance officers in our subsidiaries. Compliance officers in each operating subsidiary are charged with knowing the local regulatory process and monitoring developments and ongoing developments with their governing bodies. Each compliance officer regularly reports regulatory developments to the Company’s SVP and VP of Compliance through written and oral communications and are charged with the creation and implementation of plans regarding all regulatory developments. The Company’s SVP and VP of Compliance work with external legal advisors in the states in which the Company operates to ensure that the Company is in on-going compliance with applicable state laws.

The government relations department, consisting of Senior Vice President, Ed Conklin, and Vice President, Matt Harrell, work closely with Curaleaf management to develop relationships with local and state regulators, industry groups, and elected officials in order to effectively monitor and engage in the regulatory and legislative processes. The Company’s Government Relations Department develops strategies, engages legislative consultant’s, directly lobbies and works with third party groups to protect the Company’s right to operate and to advocate for legislation, regulations and oversight under which it can be successful.

Although the Company believes that its business activities are compliant with applicable and state and local laws of the United States, strict compliance with State and local laws with respect to cannabis may neither absolve the Company of liability under United States federal law nor provide a defense to any federal proceeding which may be brought against the Company. Any such proceedings brought against the Company may result in a material adverse effect on the Company. The Company derives 100% of its revenues from the cannabis industry in certain States, which industry is illegal under United States federal law. Even where the Company’s cannabis-related activities are compliant with applicable State and local law, such activities remain illegal under United States federal law. The enforcement of relevant federal laws is a significant risk.

United States Customs and Border Protection (“CBP”) enforces the laws of the United States. Crossing the border while in violation of the CSA and other related United States federal laws may result in denied admission, seizures, fines, and apprehension. CBP officers administer the United States Immigration and Nationality Act to determine the admissibility of travelers who are non-U.S. citizens into the United States. An investment in the Company, if it became known to CBP, could have an impact on a non-U.S. citizen’s admissibility into the United States and could lead to a lifetime ban on admission. Medical cannabis has been protected against enforcement by enacted legislation from the United States Congress in the form of the Rohrabacher-Farr Amendment, which prevents federal prosecutors from using federal funds to impede the implementation of medical cannabis laws enacted at the state level, subject to the United States Congress restoring such funding. This amendment has historically been passed as an amendment to omnibus appropriations bills, which by their nature expire at the end of a fiscal year or other defined term. Subsequent to the issuance of Sessions Memorandum, the United States Congress passed its omnibus appropriations bill, SJ 1662, which for the fourth consecutive year contained the Rohrabacher-Farr Amendment language (referred to in 2018 as the Leahy Amendment) and continued the protections for the medical cannabis marketplace and its lawful participants from interference by the Department of Justice. The Rohrabacher-Farr Amendment again was included in the Consolidated Appropriations Act of 2019, which was signed by President Trump on February 14, 2019 and funds the departments of the federal government through the fiscal year ending September 30, 2019 and was similarly renewed again on November 21, 2019.  The FY 2020 omnibus spending bill was ultimately passed on December 20, 2019, making the Rohrbacher-Farr Amendment effective through September 30, 2020. Notably, such Amendments have always applied only to medical cannabis programs and have no effect on pursuit of recreational cannabis activities.

In addition to the above disclosure, please see “Risk Factors” for further risk factors associated with the operations of the Company and the Company.

RISK FACTORS

The following are certain factors relating to the business of the Company. These risks and uncertainties are not the only ones facing the Company. Additional risks and uncertainties not presently known to the Company or currently deemed immaterial by the Company, may also impair the operations of the Company. If any such risks actually occur, shareholders of the Company could lose all or part of their investment and the business, financial condition, liquidity, results of operations and prospects of the Company could be materially adversely affected and the ability of the Company to implement its growth plans could be adversely affected.

The acquisition of any of the securities of the Company is speculative, involving a high degree of risk and should be undertaken only by persons whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment. An investment in the securities of the Company should not constitute a major portion of an individual’s investment portfolio and should only be made by persons who can afford a total loss of their investment. Company Shareholders should evaluate carefully the following risk factors associated with the Company’s securities, along with the risk factors described elsewhere in this MD&A.

Business Structure Risks

The Company is a holding company as all of its assets are the capital stock of its subsidiaries in each of the markets the Company operates in and/or holds licenses in the adult-use and/or medicinal cannabis marketplace in Arizona, California, Connecticut, Florida, Maine, Maryland, Massachusetts, Nevada, New Jersey, New York, Ohio, Utah, Oregon and (awarded in February 2020) Pennsylvania; and has  no material assets other than: (i) cash on hand; and (ii) ownership of its subsidiaries, stakes in joint ventures and minority interests in certain operating companies. As a result, investors in the Company are subject to the risks attributable to its subsidiaries. As a holding company, the Company conducts substantially all of its business through its subsidiaries, which generate substantially all of its revenues. Consequently, the Company’s cash flows and ability to complete current or desirable future enhancement opportunities are dependent on the earnings of its subsidiaries and the distribution of those earnings to the Company. To the extent that the Company requires funds, and its subsidiaries and such other entities are restricted from making such distributions by applicable law, regulation or contract, or are otherwise unable to provide such funds, it could materially adversely affect the Company’s liquidity and financial condition, as well as its ability to make distributions to its shareholders. In the event of a bankruptcy, liquidation or reorganization of any of the Company’s material subsidiaries, holders of indebtedness and trade creditors may be entitled to payment of their claims from the assets of those subsidiaries before the Company.

The Company has no earnings or dividend record, and the ability of these entities to pay dividends and other distributions will depend on their operating results and will be subject to applicable laws and regulations which require that solvency and capital standards be maintained by such companies and contractual restrictions contained in the instruments governing their debt. Dividends paid by the Company would be subject to tax and, potentially, withholdings. The Company does not anticipate paying any dividends on the Subordinate Voting Shares in the foreseeable future. Please see “Risk Factors — Anti-Money Laundering Laws and Regulations”.

Risks Related to Legality of Cannabis

Cannabis is a Controlled Substance under the United States Federal Controlled Substances Act

The Company is engaged directly and indirectly in the medical and adult-use cannabis industry in the U.S. where only state law permits such activities. Investors are cautioned that in the U.S., cannabis is largely regulated at the state level. To the Company’s knowledge, some form of cannabis has been legalized in 40 states and Washington, D.C., Puerto Rico and Guam as of March 2020. Additional states have pending legislation regarding the same. Notwithstanding the permissive regulatory environment of cannabis at the state level, cannabis continues to be categorized as a controlled substance under the Controlled Substance Act and as such, cultivation, distribution, sale and possession of cannabis violates federal law in the U.S.

The Department of Justice, under the current administration, could allege that the Company has “aided and abetted” in violations of federal law by providing financing and services to its portfolio cannabis companies. Under these circumstances, the federal prosecutor could seek to seize the assets of the Company, and to recover the “illicit profits” previously distributed to shareholders resulting from any of the foregoing financing or services. In these circumstances, the Company’s operations would cease, shareholders may lose their entire investment and directors, officers and/or shareholders may be left to defend any criminal charges against them at their own expense and, if convicted, be sent to federal prison.

Notwithstanding the foregoing, as part of the Congressional omnibus-spending bill, Congress renewed, through September 30, 2020, the Rohrabacher-Farr Amendment, which prohibits the Department of Justice from expending any funds for the prosecution of medical cannabis businesses operating in compliance with state and local laws. At such time, it may or may not be included in the omnibus appropriations package or a continuing budget resolution once the current continuing resolution expires.  Should the Rohrabacher-Farr Amendment not be renewed upon expiration in subsequent spending bills, there can be no assurance that the federal government will not seek to prosecute cases involving medical cannabis businesses that are otherwise compliant with state law. Such potential proceedings could involve significant restrictions being imposed upon the Company or third parties, while diverting the attention of key executives. Such proceedings could have a material adverse effect on the Company’s business, revenues, operating results and financial condition as well as the Company’s reputation, even if such proceedings were concluded successfully in favor of the Company.

Violations of any federal laws and regulations could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings conducted by either the federal government or private citizens, or criminal charges, including, but not limited to, disgorgement of profits, cessation of business activities or divestiture. This could have a material adverse effect on the Company, including its reputation and ability to conduct business, its holding (directly or indirectly) of medical and adult-use cannabis licenses in the U.S., the listing of its securities on the

CSE, its financial position, operating results, profitability or liquidity or the market price of its publicly traded shares. In addition, it is difficult for the Company to estimate the time or resources that would be needed for the investigation of any such matters or its final resolution because, in part, the time and resources that may be needed are dependent on the nature and extent of any information requested by the applicable authorities involved, and such time or resources could be substantial.

Enforcement of Cannabis Laws Could Change

As a result of the conflicting views between state legislatures and the federal government regarding cannabis, investments in cannabis businesses in the U.S. are subject to inconsistent legislation and regulation. The response to this inconsistency was addressed in the Cole Memorandum acknowledging that notwithstanding the designation of cannabis as a controlled substance at the federal level in the U.S., several states have enacted laws relating to cannabis for medical purposes.

The Cole Memorandum outlined certain enforcement priorities for the Department of Justice relating to the prosecution of cannabis offenses. In particular, the Cole Memorandum noted that in jurisdictions that have enacted laws legalizing cannabis in some form and that have also implemented strong and effective regulatory and enforcement systems to control the cultivation, distribution, sale and possession of cannabis, conduct in compliance with those laws and regulations is less likely to be a priority at the federal level. Notably, however, the Department of Justice did not provide specific guidelines for what regulatory and enforcement systems it deemed sufficient under the Cole Memorandum standard.

In light of limited investigative and prosecutorial resources, the Cole Memorandum concluded that the Department of Justice should be focused on addressing only the most significant threats related to cannabis. states where cannabis had been legalized were not characterized as a high priority. In March 2017, then newly appointed Attorney General Jeff Sessions again noted limited federal resources and acknowledged that much of the Cole Memorandum had merit. However, he disagreed that it had been implemented effectively and, on January 4, 2018, Mr. Sessions issued a new memorandum that rescinded and superseded the Cole Memorandum effective immediately (the “Sessions Memorandum”). The Sessions Memorandum stated, in part, that current law reflects “Congress’ determination that cannabis is a dangerous drug and cannabis activity is a serious crime”, and Mr. Sessions directed all U.S. Attorneys to enforce the laws enacted by U.S. Congress and to follow well-established principles when pursuing prosecutions related to cannabis activities. U.S. Attorney General Jeff Sessions resigned on November 7, 2018. As of his resignation, Matthew Whitaker was the acting U.S. Attorney General until William Barr was appointed as the U.S. Attorney General on February 14, 2019.  In an April 10, 2019 Senate Appropriations Subcommittee meeting to discuss the Justice Department’s budget 2020, in response to a question about his position on the proposed Strengthening the Tenth Amendment Through Entrusting States (STATES) Act, Attorney General Barr stated: “Personally, I would still favor one uniform federal rule against marijuana,” “But if there is not sufficient consensus to obtain that then I think the way to go is to permit a more federal approach so states can, you know, make their own decisions within the framework of the federal law. So we’re not just ignoring the enforcement of federal law.” The STATES Act, if it were to pass, would allow states to determine their own approaches to marijuana.  Attorney General Barr said the legislation is still being reviewed by his office but that he would “much rather... the approach taken by the STATES Act than where we currently are.” It is unclear what impact this development will have on U.S. federal government enforcement policy. The inconsistency between federal and state laws and regulations is a major risk factor.

As a result of the Sessions Memorandum, federal prosecutors may use their prosecutorial discretion to decide whether to prosecute cannabis activities despite the existence of state-level laws permitting such activity. No direction was given to federal prosecutors in the Sessions Memorandum as to the priority they should ascribe to such cannabis activities, and resultantly it is uncertain how active federal prosecutors will be in relation to such activities. Furthermore, the Sessions Memorandum did not discuss the treatment of medical cannabis by federal prosecutors. Under the Rohrabacher-Farr Amendment, federal prosecutors are prohibited from expending federal funds against medical cannabis activities that are in compliance with state law. Dozens of U.S. Attorneys across the country have affirmed that their view of federal enforcement priorities has not changed. In Washington, Annette Hayes, U.S. Attorney for the Western District of Washington, released a statement affirming that her office will continue to investigate and prosecute “cases involving organized crime, violent and gun threats, and financial crimes related to marijuana” and that “enforcement efforts with our federal, state, local and tribal partners focus on those who pose the greatest safety risk to the people and communities we serve.” However, in California, at least one U.S. Attorney has made comments indicating a desire to enforce the Controlled

Substances Act: Adam Braverman, Interim U.S. Attorney for the Southern District of California, has been viewed as a potential “enforcement hawk” after stating that the rescission of the 2013 Cole Memo “returns trust and local control to federal prosecutors” to enforce the Controlled Substances Act. Additionally, Greg Scott, the Interim U.S. Attorney for the Eastern District of California, has a history of prosecuting medical cannabis activity: his office published a statement that cannabis remains illegal under federal law, and that his office would “evaluate violations of those laws in accordance with our district’s federal law enforcement priorities and resources”. There can be no assurance that the federal government will not seek to prosecute cases involving cannabis businesses that are otherwise compliant with state law.

Such potential proceedings could involve significant restrictions being imposed upon the Company or third parties, while diverting the attention of key executives. Such proceedings could have an adverse effect on the Company’s business, revenues, operating results and financial condition as well as the Company’s reputation and prospects, even if such proceedings were concluded successfully in favor of the Company. In the extreme case, such proceedings could ultimately involve the prosecution of key executives of the Company or the seizure of its corporate assets.

Renewal of Rohrabacher-Farr Amendment Would Protect the Medical Cannabis Industry

The Rohrabacher-Farr Amendment, as discussed above, prohibits the Department of Justice from spending funds appropriated by Congress to enforce the tenets of the Controlled Substances Act against the medical cannabis industry in states which have legalized such activity. This amendment has historically been passed as an amendment to omnibus appropriations bills, which by their nature expire at the end of a fiscal year or other defined term. The Rohrabacher-Farr Amendment will remain in effect until September 30, 2020. At such time, it may or may not be included in the omnibus appropriations package or a continuing budget resolution, and its inclusion or non-inclusion, as applicable, is subject to political changes.

Market for Cannabis Could Decline due to Regulatory Changes

There can be no assurance that the number of states that allow the use of medicinal cannabis will increase. Furthermore, there can be no assurance that the existing states, districts and territories that permit the use of medicinal cannabis will not reverse their position.  If either of these things happens at any future time, then growth of the Company’s business may be materially impacted. The Company may not be able to achieve targeted revenue levels and may experience declining revenue as the potential market for its products and services diminishes.

Financing Risks

Risks Related to Additional Financing

The Company will require equity and/or debt financing to support on-going operations, to undertake capital expenditures or to undertake acquisitions or other business combination transactions. There can be no assurance that additional financing will be available to the Company when needed or on terms which are acceptable. The Company’s inability to raise financing through traditional banking to fund on-going operations, capital expenditures or acquisitions could limit its growth and may have a material adverse effect upon the Company’s business, results of operations, financial condition or prospects.

If additional funds are raised through further issuances of equity or convertible debt securities, existing Company Shareholders could suffer significant dilution, and any new equity securities issued could have rights, preferences and privileges superior to existing holders of Subordinate Voting Shares.

Restricted Access to Banking

In February 2014, the FinCEN bureau of the U.S. Treasury Department issued guidance (which is not law) with respect to financial institutions providing banking services to cannabis businesses, including burdensome due diligence expectations and reporting requirements. This guidance does not provide any safe harbors or legal defenses from examination or regulatory or criminal enforcement actions by the Department of Justice, FinCEN or other federal regulators. Thus, most banks and other financial institutions in the U.S. do not appear to be comfortable providing banking services to cannabis-

related businesses, or relying on this guidance, which can be amended or revoked at any time by the Trump administration. In addition to the foregoing, banks may refuse to process debit card payments and credit card companies generally refuse to process credit card payments for cannabis-related businesses. As a result, the Company may have limited or no access to banking or other financial services in the U.S. The inability or limitation in the Company’s ability to open or maintain bank accounts, obtain other banking services and/or accept credit card and debit card payments may make it difficult for the Company to operate and conduct its business as planned or to operate efficiently.

General Regulatory and Legal Risks

Risk of Civil Asset Forfeiture

Because the cannabis industry remains illegal under U.S. federal law, any property owned by participants in the cannabis industry which are either used in the course of conducting such business, or were purchased using the proceeds of such business, could be subject to seizure by law enforcement and subsequent civil asset forfeiture. Even if the owner of the property were never charged with a crime, the property in question could still be seized and subject to an administrative proceeding by which, with minimal due process, it could be subject to forfeiture.

Anti-Money Laundering Laws and Regulations

The Company is subject to a variety of laws and regulations domestically and in the U.S. that involve money laundering, financial recordkeeping and proceeds of crime, including the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), Sections 1956 and 1957 of U.S.C. Title 18 (the Money Laundering Control Act), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended and the rules and regulations thereunder, the Criminal Code (Canada) and any related or similar rules, regulations or guidelines, issued, administered or enforced by governmental authorities in the U.S. and Canada.

In the event that any of the Company’s operations, or any proceeds thereof, any dividends or distributions therefrom, or any profits or revenues accruing from such operations in the U.S. were found to be in violation of money laundering legislation or otherwise, such transactions may be viewed as proceeds of crime under one or more of the statutes noted above or any other applicable legislation. This could restrict or otherwise jeopardize the ability of the Company to declare or pay dividends, effect other distributions or subsequently repatriate such funds back to Canada. Furthermore, while there are no current intentions to declare or pay dividends on the Subordinate Voting Shares in the foreseeable future, in the event that a determination was made that the Company’s proceeds from operations (or any future operations or investments in the U.S.) could reasonably be shown to constitute proceeds of crime, the Company may decide or be required to suspend declaring or paying dividends without advance notice and for an indefinite period of time.

Lack of Access to U.S. Bankruptcy Protections

Because the use of cannabis is illegal under federal law, many courts have denied cannabis businesses bankruptcy protections, thus making it very difficult for lenders to recoup their investments in the cannabis industry in the event of a bankruptcy. If the Company were to experience a bankruptcy, there is no guarantee that U.S. federal bankruptcy protections would be available to the Company’s U.S. operations, which would have a material adverse effect on the Company, its lenders and other stakeholders.

Heightened Scrutiny by Regulatory Authorities

For the reasons set forth above, the Company’s existing operations in the U.S., and any future operations or investments of the Company, may become the subject of heightened scrutiny by regulators, stock exchanges and other authorities in Canada. As a result, the Company may be subject to significant direct and indirect interaction with public officials. There can be no assurance that this heightened scrutiny will not in turn lead to the imposition of certain restrictions on the Company’s ability to operate or invest in any other jurisdictions, in addition to those described herein.

Further to the indication by CDS Clearing and Depository Services Inc. (“CDS”), Canada’s central securities depository, clearing and settling trades in the Canadian equity, fixed income and money markets that it would refuse to settle trades for cannabis issuers that have investments in the U.S., the TMX Group, the owner and operator of CDS, subsequently issued a statement on August 17, 2017 reaffirming that there is no CDS ban on the clearing of securities of issuers with cannabis-related activities in the U.S., despite media reports to the contrary and that the TMX Group was working with regulators to arrive at a solution that will clarify this matter, which would be communicated at a later time.

On February 8, 2018, following discussions with the Canadian Securities Administrators and recognized Canadian securities exchanges, the TMX Group announced the signing of a Memorandum of Understanding (“MOU”) with The Aequitas NEO Exchange Inc., the CSE, the Toronto Stock Exchange, and the TSX Venture Exchange. The MOU outlines the parties’ understanding of Canada’s regulatory framework applicable to the rules, procedures, and regulatory oversight of the exchanges and CDS as it relates to issuers with cannabis-related activities in the U.S. The MOU confirms, with respect to the clearing of listed securities, that CDS relies on the exchanges to review the conduct of listed issuers. As a result, there is no CDS ban on the clearing of securities of issuers with cannabis-related activities in the U.S. However, there can be no guarantee that this approach to regulation will continue in the future. If such a ban were to be implemented at a time when the Subordinate Voting Shares are listed on a stock exchange, it would have a material adverse effect on the ability of holders of Subordinate Voting Shares to make and settle trades. In particular, the Subordinate Voting Shares would become highly illiquid as until an alternative was implemented, investors would have no ability to affect a trade of securities through the facilities of the applicable stock exchange.

Risk of Legal, Regulatory or Political Change

The success of the business strategy of the Company depends on the legality of the marijuana industry. The political environment surrounding the marijuana industry in general can be volatile and the regulatory framework remains in flux. To the Company’s knowledge, some form of cannabis has been legalized in 40 states and Washington, D.C., Puerto Rico and Guam as of March 2020; however, the risk remains that a shift in the regulatory or political realm could occur and have a drastic impact on the industry as a whole, adversely impacting the Company’s business, results of operations, financial condition or prospects.

Delays in enactment of new state or federal regulations could restrict the ability of the Company to reach strategic growth targets. The growth strategy of the Company is contingent upon certain federal and state regulations being enacted to facilitate the legalization of medical and adult-use marijuana. If such regulations are not enacted, or enacted but subsequently repealed or amended, or enacted with prolonged phase-in periods, the growth targets of the Company, and thus, the effect on the return of investor capital, could be detrimental. The Company is unable to predict with certainty when and how the outcome of these complex regulatory and legislative proceedings will affect its business and growth.

Further, there is no guarantee that state laws legalizing and regulating the sale and use of cannabis will not be repealed or overturned, or that local governmental authorities will not limit the applicability of state laws within their respective jurisdictions. If the federal government begins to enforce federal laws relating to cannabis in states where the sale and use of cannabis is currently legal, or if existing applicable state laws are repealed or curtailed, the Company’s business, results of operations, financial condition and prospects would be materially adversely affected. It is also important to note that local and city ordinances may strictly limit and/or restrict disbursement of marijuana in a manner that will make it extremely difficult or impossible to transact business in that jurisdiction, which may adversely affect the Company’s continued operations. Federal actions against individuals or entities engaged in the marijuana industry or a repeal of applicable marijuana legislation could adversely affect the Company and its business, results of operations, financial condition and prospects.

The Company is also aware that multiple states are considering special taxes or fees on businesses in the marijuana industry. It is a potential yet unknown risk at this time that other states are in the process of reviewing such additional fees and taxation. Should such special taxes or fees be adopted, this could have a material adverse effect upon the Company’s business, results of operations, financial condition or prospects.

The commercial medical and adult-use marijuana industry is in its infancy and the Company anticipates that such regulations will be subject to change as the jurisdictions in which the Company does business matures. The Company has in place a detailed compliance program headed by its VP of Compliance who oversees, maintains, and implements the compliance program and personnel. Compliance officers in each operating subsidiary are charged with knowing the local regulatory process and monitoring developments with their governing bodies. Each compliance officer regularly reports regulatory developments to the VP of Compliance or enforcement by regulators in certain States against such services arrangements through written and oral communications and is charged with the creation and implementation of plans regarding any regulatory developments. In addition to the Company’s robust legal and compliance departments, the Company also has local legal/regulatory counsel engaged in every jurisdiction in which it operates. Company’s compliance program emphasizes security and inventory control to ensure strict monitoring of cannabis and inventory from delivery by a licensed distributor to sale or disposal. Additionally, the Company has created comprehensive standard operating procedures that include detailed descriptions and instructions for monitoring inventory at all stages of development and distribution. The Company will continue to monitor compliance on an ongoing basis in accordance with its compliance program, standard operating procedures, and any changes to regulation in the marijuana industry.

Overall, the medical and adult-use marijuana industry is subject to significant regulatory change at both the state and federal level. The inability of the Company to respond to the changing regulatory landscape may cause it to not be successful in capturing significant market share and could otherwise harm its business, results of operations, financial condition or prospects.

General Regulatory and Licensing Risks

The Company’s business is subject to a variety of laws, regulations and guidelines relating to the manufacture, management, transportation, storage and disposal of marijuana, including laws and regulations relating to health and safety, the conduct of operations and the protection of the environment. Achievement of the Company’s business objectives are contingent, in part, upon compliance with applicable regulatory requirements and obtaining all requisite regulatory approvals. Changes to such laws, regulations and guidelines due to matters beyond the control of the Company may result in a material adverse effect on the Company’s business, financial condition, results of operations or prospects.

The Company is required to obtain or renew further government permits and licenses for its current and contemplated operations. Obtaining, amending or renewing the necessary governmental permits and licenses can be a time-consuming process potentially involving numerous regulatory agencies, involving public hearings and costly undertakings on the Company’s part. The duration and success of the Company’s efforts to obtain, amend and renew permits and licenses are contingent upon many variables not within its control, including the interpretation of applicable requirements implemented by the relevant permitting or licensing authority. The Company may not be able to obtain, amend or renew permits or licenses that are necessary to its operations or to achieve the growth of its business. Any unexpected delays or costs associated with the permitting and licensing process could impede the ongoing or proposed operations of the Company. To the extent necessary permits or licenses are not obtained, amended or renewed, or are subsequently suspended or revoked, the Company may be curtailed or prohibited from proceeding with its ongoing operations or planned development and commercialization activities. Such curtailment or prohibition may result in a material adverse effect on the Company’s business, financial condition, results of operations or prospects.

Several of the Company’s licenses are subject to renewal on an annual or periodic basis; however, they are generally renewed, as a matter of course, if the license holder continues to operate in compliance with applicable legislation and regulations and without any material change to its operations.

While the Company’s compliance controls have been developed to mitigate the risk of any material violations of any license it holds arising, there is no assurance that the Company’s licenses will be renewed by each applicable regulatory authority in the future in a timely manner. Any unexpected delays or costs associated with the licensing renewal process for any of the licenses held by the Company could impede the ongoing or planned operations of the Company and have a material adverse effect on the Company’s business, financial condition, results of operations or prospects.

The Company may become involved in a number of government or agency proceedings, investigations and audits. The outcome of any regulatory or agency proceedings, investigations, audits, and other contingencies could harm the Company’s reputation, require the Company to take, or refrain from taking, actions that could harm its operations or require Company to pay substantial amounts of money, harming its financial condition. There can be no assurance that any pending or future regulatory or agency proceedings, investigations and audits will not result in substantial costs or a diversion of management’s attention and resources or have a material adverse impact on the Company’s business, financial condition, results of operations or prospects.

Limitations on Ownership of Licenses

In certain states, the cannabis laws and regulation limit, not only the number of cannabis licenses issued, but also the number of cannabis licenses that one person may own. For example, in Massachusetts, no person may have an ownership interest, or control over, more than three license holders in any category -cultivation, processing or dispensing. In Maryland, the Department of Health has taken the position that the law prevents having a material ownership interest in more than one cultivation or processing license holder and more than four dispensing license holders.  In New Jersey, there are restrictions on overlapping ownership of license holders. In Florida, there are also limitations on owning more than one of the vertically integrated medical cannabis licenses offered in that state. The Company believes that, where such restrictions apply, it may still capture significant share of revenue in the market through wholesale sales, exclusive marketing relations, provision of management or support services, franchising and similar arrangement with other operators. Nevertheless, such limitations on the acquisition of ownership of additional licenses within certain states or enforcement by regulators in certain States against such services arrangements may limit the Company’s ability to grow organically or to increase its market share in such states.

Regulatory Action and Approvals from the Food and Drug Administration

The Company’s cannabis-based products are supplied to patients diagnosed with certain medical conditions. However, the Company’s cannabis-based products are not approved by the FDA as “drugs” or for the diagnosis, cure, mitigation, treatment, or prevention of any disease. Accordingly, the FDA may regard any promotion of the cannabis-based products as the promotion of an unapproved drug in violation of the Food, Drug and Cosmetic Act (“FDCA”).

Cannabidiol, a compound referred to as CBD is one of the non-psychotropic cannabinoids in industrial hemp from the plant species Cannabis sativa L. There has been growing interest in CBD in recent years. CBD is increasingly used as an ingredient in food and beverages, as an ingredient in dietary supplements and as an ingredient in cosmetics, thereby generating new investments and creating employment in the cultivation and processing of hemp and hemp-derived products. Pharmaceutical products with CBD as an active ingredient have also been developed, including one product approved by the FDA (Epidiolex®).  Foods and beverages, dietary supplements, pharmaceuticals, and cosmetics containing CBD are all subject to regulation under the FDCA.   The FDA has asserted that CBD is not a lawful ingredient in foods and beverages, supplements and pharmaceuticals (unless FDA-approved), although FDA has generally refrained from taking enforcement action against those products.  CBD-containing products may also be subject to the jurisdiction of state and local health authorities.

In recent years, the FDA has issued letters to a number of companies selling products that contain CBD oil derived from hemp warning them that the marketing of their products violates the FDCA. FDA enforcement action against the Company could result in a number of negative consequences, including fines, disgorgement of profits, recalls or seizures of products, or a partial or total suspension of the Company’s production or distribution of its products.  Any such event could have a material adverse effect on the Company’s business, prospects, financial condition, and operating results.

On December 20, 2018, the Agricultural Improvement Act, H.R. 25 (“2018 Farm Bill”), which included the language of the Hemp Farming Act of 2018, removed industrial hemp and hemp-derived products with a THC concentration of not more than 0.3 percent (dry weight basis) from Schedule I of the Controlled Substances Act.  This has the effect of legalizing the cultivation of industrial hemp for commercial purposes, including the production of CBD and other cannabinoids, except for THC, subject to regulations to be developed by the U.S. Department of Agriculture.

The Company sells and distributes certain products containing CBD.  There is a risk that the FDA or state or local Departments of Health will seek to stop the Company from selling its CBD products or seek to have the claims made for those products revised.

Litigation

The Company may become threatened by a party, or otherwise become party to litigation from time to time in the ordinary course of business which could adversely affect its business. Should any litigation in which the Company becomes involved be determined against the Company, such a decision could adversely affect the Company’s ability to continue operating and the market price for the SVS. Even if the Company is involved in litigation and is successful, such litigation could redirect significant company resources.

Among other legal disputes, the Company is currently involved in the following proceedings:

Connecticut Arbitration.  Pursuant to the Second Amended and Restated Operating Agreement of Doubling Road Holdings, LLC, the holders of a majority of the Series A-2 Units of Doubling Road Holdings, LLC (collectively, the “Holders”) had the right to require that PalliaTech, Inc. or any of its affiliates purchase (the “Put Right”) all of the Series A-2 Units in exchange for shares of PalliaTech, Inc. (now Curaleaf, Inc.), the parent of PalliaTech, Inc., pursuant to a defined “Buy-Out Exchange Ratio”.  On October 25, 2018, the Holders, Curaleaf, and others entered into a Stipulation of Settlement in order to resolve a dispute with respect to the applicable Buy-Out Exchange Ratio for the Put Right.  The Stipulation of Settlement provided, among other things, that PalliaTech CT would purchase the Holders’ interests in exchange for (1) a payment of $40,142; (2) 4,755,548 SVS; and (3) the potential for additional equity in Curaleaf depending on the results of a “Settlement Second Appraisal.”  Pursuant to the Settlement Second Appraisal, dated December 12, 2019, and the terms of the Stipulation of Settlement, the Holders received 2,016,859 additional SVS.  On January 23, 2020, the Holders filed new claims in arbitration including for fraudulent inducement and breach of contract, relating primarily to a lock-up agreement that the Holders signed in connection with the Stipulation of Settlement.

Florida Arbitration / Litigation.  On December 10, 2018, Jayson Weisz (“Weisz”) and SRC Medical Partners, LLC (“SRC”) initiated an arbitration against PalliaTech Florida LLC.  On March 19, 2019, Weisz and SRC derivatively, on behalf of PalliaTech Florida LLC, filed a complaint against defendants Curaleaf Florida LLC, PalliaTech Florida, Inc., Joseph Lusardi, and Boris Jordan in the Complex Business Litigation Section in the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida. Plaintiffs’ derivative Complaint seeks the judicial dissolution of Curaleaf Florida LLC and asserts various causes of action against the defendants, including breach of contract, civil conspiracy, breach of fiduciary duty, fraudulent transfer, and a declaratory judgment appointing Robins to the Board of Managers.  On January 10, 2020, Weisz, JRF Group, and the Curaleaf entities entered into a Stipulation of Settlement pursuant to which the Company purchased JRF Group’s interest in PalliaTech Florida LLC for consideration of 1,772,062 SVS and $2,500 payable in cash.  During February, 2020, SRC, PalliaTech Florida LLC, PalliaTech Florida, Inc., and Lusardi participated in a final arbitration hearing.  The parties are currently exchanging post-hearing briefs.

Securities Class Action.  On August 5, 2019, a purported class action was filed against Curaleaf, Joseph Lusardi, Neil Davidson, and Jonathan Faucher in the United States District Court for the Eastern District of New York on behalf of persons or entities who purchased or otherwise acquired publicly traded securities of the Company from November 21, 2018 to July 22, 2019.  On January 6, 2020, an Amended Class Action Complaint was filed against the defendants.  The Amended Class Action Complaint alleges that the defendants made materially false and/or misleading statements regarding Curaleaf’s CBD products based on a July 22, 2019 letter received from the U.S. Food and Drug Administration (“FDA Letter”).  According to the Amended Class Action Complaint, the FDA Letter states that several of the CBD products sold on Curaleaf’s website were “misbranded drugs” in violation of the Federal Food, Drug, and Cosmetic Act.  The Amended Class Action Complaint asserts claims against (1) all Defendants for alleged violations of Section 10(b) of the Securities Exchange Act of 1934 and (2) Lusardi, Davidson, and Faucher for alleged violations of Section 20(a) of the Securities Exchange Act of 1934.  On March 6, 2020, the defendants filed a motion to dismiss arguing that the Amended Class Action Complaint failed to allege (1) any false or misleading statement or omission, (2) scienter, (3) any domestic transactions, or (4) control person liability.

Environmental Risks

Environmental Regulation

The Company’s operations are subject to environmental regulation in the various jurisdictions in which it operates. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors (or the equivalent thereof) and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect the Company’s operations.

Government approvals and permits are currently, and may in the future, be required in connection with the Company’s operations. To the extent such approvals are required and not obtained, the Company may be curtailed or prohibited from its proposed production of medical marijuana or from proceeding with the development of its operations as currently proposed.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. The Company may be required to compensate those suffering loss or damage by reason of its operations and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Amendments to current laws, regulations and permits governing the production of medical marijuana, or more stringent implementation thereof, could have a material adverse impact on the Company and cause increases in expenses, capital expenditures or production costs or reduction in levels of production or require abandonment or delays in development.

Unknown Environmental Risks

There can be no assurance that the Company will not encounter hazardous conditions at the facilities where it operates its businesses, including, without limitation, its medical cannabis cultivation and dispensary facilities, such as asbestos or lead, in excess of expectations that may delay the development of its businesses. Upon encountering a hazardous condition, work at the facilities of the Company may be suspended. The presence of other hazardous conditions may require significant expenditure of the Company’s resources to correct the condition. Such conditions could have a material impact on the investment returns of the Company.

General Business Risks

COVID-19 pandemic

The novel coronavirus commonly referred to as “COVID-19” was identified in December 2019 in Wuhan, China.  On January 30, 2020, the World Health Organization declared the outbreak a global health emergency, and on March 11, 2020, the spread of COVID-19 was declared a pandemic by the World Health Organization.   On March 13, 2013, the spread of COVID-19 was declared a national emergency by President Donald Trump. The outbreak has spread throughout Europe, the Middle East and North America, causing companies and various international jurisdictions to impose restrictions such as quarantines, business closures and travel restrictions.  While these effects are expected to be temporary, the duration of the business disruptions internationally and related financial impact cannot be reasonably estimated at this time.

The rapid development of the COVID-19 pandemic and the measures being taken by governments and private parties to respond to it are extremely fluid.  While the Company has continuously sought to assess the potential impact of the pandemic on its financial and operating results, any assessment is subject to extreme uncertainty as to probably, severity and duration.  The Company has attempted to assess the impact of the pandemic by identifying risks in the following principle areas:

•                  Mandatory Closure.   In response to the pandemic, many states and localities have implemented mandatory shut-downs of business to prevent spread of COVID-19.  While in most of the states of the Company’s operation, the Company’s  business has been deemed an “essential service”, permitting us to stay open despite the mandatory closure of non-essential businesses.   While the Company is working closely with state and local regulators to seek temporary measures that allow us to remain operational, there is no guarantee further measures may nevertheless require us to shut operations in some or all states. The Company’s ability to generate revenue would be materially impacted by any shut down of its operations.

•                  Customer Impact.   While the Company has not yet noticed an overall downturn in demand for its products in connection with the pandemic, if its customers become ill with COVID-19, are forced to quarantine, decide to self-quarantine or not to visit its stores or distribution points to observe “social distancing”, it may have material negative impact on demand for its products while the pandemic continues.  While the Company is seeking to implement measures, where permitted, such as “curb side” sales and delivery, to reduce infection risk to our customers, regulators may not permit such measures, or such measures may not prevent a reduction in demand.

•                  Supply Chain Disruption.    The Company relies on third party suppliers for equipment and services to produce its products and keep its operations going.   If its suppliers are unable to continue operating due to mandatory closures or other effects of the pandemic, it may negatively impact its own ability to continue operating.  At this time, the Company has not experienced any failure to secure critical supplies or services.  In particular, while the Company procures certain equipment, including components of its vaping and other products, from China where the pandemic has caused extensive business closures, the Company currently believes that it will be able to continue to source such products at a cost within historical ranges.   However, disruptions in our supply chain may affect our ability to continue certain aspects of the Company’s operations or may significantly increase the cost of operating its business and significantly reduce its margins.

•                  Staffing Disruption.     The Company is, for the time being, implementing among its staff where feasible “social distancing” measures recommended by such bodies as the Center of Disease Control, the Presidential Administration, as well as state and local governments.   The Company has cancelled non-essential travel by employees, implemented remote meetings where possible, and permitted all staff who can work remotely to do so.  For those whose duties require them to work on-site, measures have been implemented to reduce infection risk, such as reducing contact with customers, mandating additional cleaning of workspaces and hand disinfection, providing masks and gloves to certain personnel.  Nevertheless, despite such measures, the Company may find it difficult to ensure that its operations remain staffed due to employees falling ill with COVID-19, becoming subject to quarantine, or deciding not to come to come to work on their own volition to avoid infection.  At certain locations, the Company has experienced increased absenteeism due to the pandemic.   If such absenteeism increases, the Company may not be able, including through replacement and temporary staff, to continue to operate in some or all locations.

•                  Regulatory Backlog.  Regulatory authorities, including those that oversee the cannabis industry on the state level, are heavily occupied with their response to the pandemic.  These regulators as well as other executive and legislative bodies in the states in which we operate may not be able to provide the level of support and attention to day-to-day regulatory functions as well as to needed regulatory development and reform that they would otherwise have provided.  Such regulatory backlog may materially hinder the development of the Company’s business by delay such activities as product launches, facility openings and business acquisitions, thus materially impeding development of its business.

The Company is actively addressing the risk to business continuity represented by each of the above factors through the implementation of a broad range of measures throughout its structure and is re-assessing its response to the COVID-19 pandemic on an ongoing basis. The above risks individually or collectively may have a material impact on the Company’s ability to generate revenue.   Implementing measures to remediate the risks identified above may materially increase our costs of doing business, reduce our margins and potentially result in losses. While the Company is not currently in financial distress, if the Company’s financial situation materially deteriorates as a result of the impact of the pandemic, the Company could eventually be unable to meet its obligations to third parties, including observing financial covenants under the Facility, which in turn could lead to insolvency and bankruptcy of the Company.

Failure to Complete Acquisitions

The Company currently expects to complete certain transactions in the future, including the ATG Acquisition and Grassroots Acquisition. These acquisitions are subject to a number of customary closing conditions including in certain instances, regulatory approval and may not close for a variety of reasons including if the closing conditions are not satisfied or waived, some of which may not be within the control of the Company. In addition, even if these transactions were to be completed, they may not close on terms or within the timing currently expected. If one or more of these transactions do not close or are completed pursuant to terms or timelines different than expected, it could have an adverse effect on the Company’s future capital plans and require the Company to reallocate funds.

Risks Related to the Senior Secured Debt Facility

The Facility requires the Company to satisfy certain negative covenants, including restrictions on its ability to pay dividends, to invest in non-wholly owned entities and to incur subordinated and non-subordinated debt. In addition, the Facility imposes certain financial covenants, including maintenance of minimum annual cash earnings and minimum unrestricted cash and cash equivalents. In addition, the Facility is subject to potential mandatory quarterly amortization. The amount, if any, is determined by a quarterly leverage ratio test. These covenants may prevent the Company from taking actions that it believes would be in the best interest of its business and may make it difficult for it to execute its business strategy successfully or effectively compete with businesses that are not subject to the same restrictions. The Company’s ability to comply with these covenants may be affected by economic, financial and industry conditions beyond its control, including credit or capital market disruptions. The breach of any of these covenants could result in a default that would permit the lenders under the Facility to declare all amounts outstanding to be due and payable, together with accrued and unpaid interest. There is no assurance that the Company will be able to secure additional financing to repay the Facility should cash flows from operations be insufficient to repay the indebtedness, whether it is in default or not. If the Company is unable to repay the indebtedness, the lenders could proceed against the collateral securing the indebtedness. This could have serious consequences to the Company’s financial position and results of operations and could cause it to become bankrupt or insolvent.

Unproven Business Strategy

While the Company has existing operations and is generating revenues, it plans to significantly expand its operations and staff to meet the requirements of its business initiatives.  The commercial response to the product offerings is still uncertain, and although the Company believes that its strategy incorporates advantages compared to other medical cannabis business models, if patients or consumers do not respond favorably to the Company’s products or if they take longer to develop its products or establish its customer base or it proves to be more costly than currently anticipated to develop its businesses, revenues may be adversely affected.

Service Providers

As a result of any adverse change to the approach in enforcement of U.S. cannabis laws, adverse regulatory or political change, additional scrutiny by regulatory authorities, adverse change in public perception in respect of the consumption of marijuana or otherwise, third party service providers to the Company could suspend or withdraw their services, which may have a material adverse effect on the Company’s business, revenues, operating results, financial condition or prospects.

Enforceability of Contracts

It is a fundamental principle of law that a contract will not be enforced if it involves a violation of law or public policy. Because cannabis remains illegal at a federal level, judges may refuse to enforce contracts in connection with activities that violate federal law, even if there is no violation of state law. There remains doubt and uncertainty that the Company will be able to legally enforce contracts it enters into if necessary. The Company cannot be assured that it will have a remedy for breach of contract, the lack of which may have a material adverse effect on the Company’s business, revenues, operating results, financial condition or prospects.

Resale of the SVS on the CSE

The Company understands that almost all major securities clearing firms in the U.S. refuse to facilitate transactions related to securities of Canadian public companies involved in the marijuana industry. This is due to the fact that marijuana continues to be listed as a controlled substance under U.S. federal law, with the result that marijuana-related practices or activities, including the cultivation, possession or distribution of marijuana, are illegal under U.S. federal law. Accordingly, U.S. residents who acquire SVS as “restricted securities” may find it difficult — if not impossible — to resell such shares over the facilities of any Canadian stock exchange on which the SVS may then be listed including the CSE. It remains unclear what impact if any, this and any future actions among market participants in the U.S. will have on the ability of U.S. residents to resell any SVS that they may acquire in open market transactions.

Reliance on Management

The success of the Company is dependent upon the ability, expertise, judgment, discretion and good faith of its senior management. While employment agreements or management agreements are customarily used as a primary method of retaining the services of key employees, these agreements cannot assure the continued services of such employees. Any loss of the services of such individuals could have a material adverse effect on the Company’s business, operating results, financial condition or prospects.

News media have reported that U.S. immigration authorities have increased scrutiny of Canadian citizens who are crossing the U.S.-Canada border with respect to persons involved in cannabis businesses in the U.S. There have been a number of Canadians barred from entering the U.S. as a result of an investment in or act related to U.S. cannabis businesses. In some cases, entry has been barred for extended periods of time. Company employees who are not U.S. citizens traveling from Canada to the U.S. for the benefit of the Company may encounter enhanced scrutiny by U.S. immigration authorities that may result in the employee not being permitted to enter the U.S. for a specified period of time. If this happens to Company employees who are not U.S. citizens, then this may reduce our ability to manage effectively our business in the U.S. Competition.

The cannabis industry remains quite nascent, and so what the landscape will be in the future remains largely unknown, which in itself is a risk. Potential competitors, which in the future may include pharmaceutical companies, are also larger and better capitalized than the Company, may have longer operating histories and have significantly greater financial, technological, engineering, manufacturing, marketing and distribution resources. The market for the products that the Company offers or intends to offer is competitive.  The competition will most likely increase as more U.S. states permit the use of medicinal cannabis and new industry participants emerge. Increased competition may hinder the Company’s ability to successfully market its products and services.  The Company may not have the resources, expertise or other competitive requirements to compete successfully in the future.

Risks Inherent in an Agricultural Business

The Company’s business involves the cultivation of the cannabis plant. The cultivation of this plant is subject to agricultural risks related to insects, plant diseases, unstable growing conditions, water and electricity availability and cost, and force majeure events.  Although the Company cultivates its cannabis plants in indoor, climate controlled rooms staffed by trained personnel and in the future plans to cultivate cannabis plants in greenhouses, there can be no assurance that agricultural risks will not have a material adverse effect on the cultivation of its cannabis.  The Company may in the future cultivate cannabis plants outdoors, which would also subject it to related agricultural risks.

Unfavorable Publicity or Consumer Perception

The Company believes the adult-use and medical marijuana industries are highly dependent upon consumer perception regarding the safety, efficacy and quality of the marijuana produced. In particular, the Company’s financial performance in each state will depend on whether patients and physicians view its products as effective and safe for use. Under the laws of the states in which the Company and its affiliates operate, the participation of physicians and health care providers in the certification process is voluntary and therefore depends on a number of variables, including: medical professionals’ views as to the use of medical cannabis to treat qualifying conditions; the risks and benefits to individual patients or patient groups; the policies of particular medical practices; and patient demand. If physicians and other medical professionals do not certify patients where certification is required under state law, the Company’s business, financial position and results of operations may be negatively affected.

Public perception can be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of marijuana products. There can be no assurance that future scientific research or findings, regulatory investigations, litigation, media attention or other publicity will be favorable to the marijuana market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory investigations, litigation, media attention or other publicity that are perceived as less favorable than, or that question, earlier research reports, findings or other publicity could have a material adverse effect on the demand for adult-use or medical marijuana and on the business, results of operations, financial condition, cash flows or prospects of the Company.

Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of marijuana in general, or associating the consumption of adult-use and medical marijuana with illness or other negative effects or events, could have such a material adverse effect. There is no assurance that such adverse publicity reports or other media attention will not arise. A negative shift in the public’s perception of cannabis in the U.S. or any other applicable jurisdiction could cause state jurisdictions to abandon initiatives or proposals to legalize medical and/or adult-use cannabis, thereby limiting the number of new state jurisdictions into which the Company could expand. Any inability to fully implement the Company’s expansion strategy may have a material adverse effect on the Company’s business, results of operations or prospects.

Product Liability

As a manufacturer and distributor of products designed to be ingested by humans, the Company faces an inherent risk of exposure to product liability claims, regulatory action and litigation if its products are alleged to have caused significant loss or injury. In addition, the manufacture and sale of marijuana involve the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human consumption of marijuana alone or in combination with other medications or substances could occur. As a manufacturer, distributor and retailer of adult-use and medical marijuana, or in its role as an investor in or service provider to an entity that is a manufacturer, distributor and/or retailer of adult-use or medical marijuana, the Company may be subject to various product liability claims, including, among others, that the marijuana product caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances.

A product liability claim or regulatory action against the Company could result in increased costs, could adversely affect the Company’s reputation with its clients and consumers generally, and could have a material adverse effect on the business, results of operations, financial condition or prospects of the Company. There can be no assurances that the Company will be able to maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to maintain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of the Company’s potential products or otherwise have a material adverse effect on the business, results of operations, financial condition or prospects of the Company.

Product Recalls

Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. Such recalls cause unexpected expenses of the recall and any legal proceedings that might arise in connection with the recall. This can cause loss of a significant amount of sales. In addition, a product recall may require significant management attention. Although the Company has detailed procedures in place for testing its products, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits. Additionally, if one of the Company’s products were subject to recall, the image of that product and the Company could be harmed. Additionally, product recalls can lead to increased scrutiny of operations by applicable regulatory agencies, requiring further management attention and potential legal fees and other expenses.

Results of Future Clinical Research

Research in Canada, the U.S. and internationally regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis or isolated cannabinoids (such as cannabidiol (“CBD”) and THC remains in early stages. There have been relatively few clinical trials on the benefits of cannabis or isolated cannabinoids (such as CBD and THC) and future research and clinical trials may discredit the medical benefits, viability, safety, efficacy, and social acceptance of cannabis or could raise concerns regarding, and perceptions relating to, cannabis. Given these risks, uncertainties and assumptions, prospective purchasers of the Company’s securities should not place undue reliance on such articles and reports. Future research studies and clinical trials may draw opposing conclusions to those stated in this MD&A or reach negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing, social acceptance or other facts and perceptions related to cannabis, which could have a material adverse effect on the demand for the Company’s products with the potential to lead to a material adverse effect on the Company’s business, financial condition, results of operations or prospects.

Difficulty Attracting and Retaining Personnel

The Company’s success depends to a significant degree upon its ability to attract, retain and motivate highly skilled and qualified personnel. Failure to attract and retain necessary technical personnel, sales and marketing personnel and skilled management could adversely affect the Company’s business. If the Company fails to attract, train and retain sufficient numbers of these highly qualified people, its prospects, business, financial condition and results of operations will be materially and adversely affected.

Dependence on Suppliers

The ability of the Company to compete and grow will be dependent on it having access, at a reasonable cost and in a timely manner, to equipment, parts and components. No assurances can be given that the Company will be successful in maintaining its required supply of equipment, parts and components. It is also possible that the final costs of the major equipment contemplated by the Company’s capital expenditure plans may be significantly greater than anticipated by the Company’s management and may be greater than funds available to the Company, in which circumstance the Company may curtail, or extend the timeframes for completing, its capital expenditure plans. This could have an adverse effect on the business, financial condition, results of operations or prospects of the Company.

Reliance on Inputs

The marijuana business is dependent on a number of key inputs and their related costs including raw materials and supplies related to growing operations, as well as electricity, water and other local utilities. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs could materially impact the business, financial condition, results of operations or prospects of the Company. In addition, any restrictions on the ability to secure required supplies or utility services or to do so on commercially acceptable terms could have a materially adverse impact on the business, financial condition and operating results. Some of these inputs may only be available from a single supplier or a limited group of suppliers. If a sole source supplier was to go out of business, the Company might be unable to find a replacement for such source in a timely manner or at all. If a sole source supplier were to be acquired by a competitor, that competitor may elect not to sell to the Company in the future. Any inability to secure required supplies and services or to do so on appropriate terms and/or agreeable terms could have a materially adverse impact on the business, financial condition, results of operations or prospects of the Company.

Limited Market Data and Difficulty to Forecast

As a result of recent and ongoing regulatory and policy changes in the medical and adult-use marijuana industry, the market data available is limited and unreliable. Federal and state laws prevent widespread participation and hinder market research. Therefore, the Company must rely largely on its own market research to forecast sales as detailed forecasts are not generally obtainable from other sources at this early stage of the industry. Market research and projections by the Company of estimated total retail sales, demographics, demand, and similar consumer research are based on assumptions from limited and unreliable market data, and generally represent the personal opinions of the Company’s management team as of the date of this MD&A. A failure in the demand for its products to materialize as a result of competition, technological change or other factors could have a material adverse effect on the business, results of operations, financial condition or prospects of the Company.

Intellectual Property Risks

The Company’s ability to compete in the future partly depends on the superiority, uniqueness and value of its intellectual property and technology, including both internally developed technology and technology licensed from third parties. To the extent the Company is able to do so, in order to protect its proprietary rights, the Company will rely on a combination of trademark, copyright and trade secret laws, confidentiality agreements with its employees and third parties, and protective contractual provisions which may prove insufficient to protect the Company’s proprietary rights. Third parties may independently develop substantially equivalent proprietary information without infringing upon any proprietary technology. Third parties may otherwise gain access to the Company’s proprietary information and adopt it in a competitive manner. Any loss of intellectual property protection may have a material adverse effect on the Company’s business, results of operations or prospects.

As long as cannabis remains illegal under U.S. federal law as a Schedule I controlled substance pursuant to the CSA, the benefit of certain federal laws and protections which may be available to most businesses, such as federal trademark and patent protection regarding the intellectual property of a business, may not be available to the Company. As a result, the Company’s intellectual property may never be adequately or sufficiently protected against the use or misappropriation by third-parties. In addition, since the regulatory framework of the cannabis industry is in a constant state of flux, the Company can provide no assurance that it will ever obtain any protection of its intellectual property, whether on a federal, state or local level. While many states do offer the ability to protect trademarks independent of the federal government, patent protection is wholly unavailable on a state level, and state-registered trademarks provide a lower degree of protection than would federally-registered marks.

Constraints on Marketing Products

The development of the Company’s business and operating results may be hindered by applicable restrictions on sales and marketing activities imposed by government regulatory bodies. The regulatory environment in the U.S. limits companies’ abilities to compete for market share in a manner similar to other industries. If the Company is unable to effectively market its products and compete for market share, or if the costs of compliance with government legislation and regulation cannot be absorbed through increased selling prices for its products, the Company’s sales and results of operations could be adversely affected.

Fraudulent or Illegal Activity by Employees, Contractors and Consultants

The Company is exposed to the risk that its employees, independent contractors and consultants may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to the Company that violates: (i) government regulations; (ii) manufacturing standards; (iii) federal and provincial healthcare fraud and abuse laws and regulations; or (iv) laws that require the true, complete and accurate reporting of financial information or data. It may not always be possible for the Company to identify and deter misconduct by its employees and other third parties, and the precautions taken by the Company to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting the Company from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against Company, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on the Company’s business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of the Company’s operations, any of which could have a material adverse effect on the Company’s business, financial condition, results of operations or prospects.

Information Technology Systems and Cyber-Attacks

The Company’s operations depend, in part, on how well it and its suppliers protect networks, equipment, information technology (“IT”) systems and software against damage from a number of threats, including, but not limited to, cable cuts, damage to physical plants, natural disasters, intentional damage and destruction, fire, power loss, hacking, computer viruses, vandalism and theft. The Company’s operations also depend on the timely maintenance, upgrade and replacement of networks, equipment, IT systems and software, as well as pre-emptive expenses to mitigate the risks of failures. Any of these and other events could result in information system failures, delays and/or increase in capital expenses.

In addition, the Company collects and stores personal information about its patients and is responsible for protecting that information from privacy breaches. A privacy breach may occur through procedural or process failure, information technology malfunction, or deliberate unauthorized intrusions. Theft of data for competitive purposes, particularly patient lists and preferences, is an ongoing risk whether perpetrated via employee collusion or negligence or through deliberate cyber-attack. Any such theft or privacy breach would have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company has not experienced any material losses to date relating to cyber-attacks or other information security breaches, but there can be no assurance that the Company will not incur such losses in the future. The Company’s risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of controls, processes and practices designed to protect systems, computers, software, data and networks from attack, damage or unauthorized access is a priority. As cyber threats continue to evolve, the Company may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities.

Security Breaches

Given the nature of the Company’s products and its lack of legal availability outside of channels approved by the government of the U.S., as well as the concentration of inventory in its facilities, there remains a risk of shrinkage as well as theft. If there was a breach in security systems and the Company becomes victim to a robbery or theft, the loss of cannabis plants, cannabis oils, cannabis flowers and cultivation and processing equipment or if there was a failure of information systems or a component of information systems, it could, depending on the nature of any such breach or failure, adversely impact the Company’s reputation, business continuity and results of operations. A security breach at one of the Company’s facilities could expose the Company to additional liability and to potentially costly litigation, increase expenses relating to the resolution and future prevention of these breaches and may deter potential patients from choosing the Company’s products.

Reliance on Management Services Agreements with Subsidiaries and Affiliates

The Company’s subsidiaries and other affiliates engage in the medicinal cannabis business through management services agreements entered into with state-licensed entities.  Under such agreements, its subsidiaries and affiliates perform a number of services, including cultivation, growing and handling of marijuana plants, trimming, curing and packaging of dry flower, patient advisory, lab and scientific research services, consultation on regulatory issues and a variety of management functions.  In exchange for providing these services, the Company’s subsidiaries and affiliates receive management fees which are a key source of revenue. Payment of such fees is dependent on the continuing validity and enforceability of the relevant management services agreements.  If such agreements are found to be invalid or unenforceable, or are terminated by the counterparty, this could have a material adverse effect on the business, prospects, financial condition, and operating results.

Website Accessibility

Internet websites are visible by people everywhere, not just in jurisdictions where the activities described therein are considered legal. As a result, to the extent the Company sells services or products via web-based links targeting only jurisdictions in which such sales or services are compliant with state law, the Company may face legal action in other jurisdictions which are not the intended object of any of the Company’s marketing efforts for engaging in any web-based activity that results in sales into such jurisdictions deemed illegal under applicable laws.

High Bonding and Insurance Coverage

There is a risk that a greater number of state regulatory agencies will begin requiring entities engaged in certain aspects of the business or industry of legal marijuana to post a bond or significant fees when applying, for example, for a dispensary license or renewal as a guarantee of payment of sales and franchise tax. The Company is not able to quantify at this time the potential scope for such bonds or fees in the states in which it currently or may in the future operate. Any bonds or fees of material amounts could have a negative impact on the ultimate success of the Company’s business.

The Company’s business is subject to a number of risks and hazards generally, including adverse environmental conditions, accidents, labor disputes and changes in the regulatory environment. Such occurrences could result in damage to assets, personal injury or death, environmental damage, delays in operations, monetary losses and possible legal liability.

Although the Company maintains insurance to protect against certain risks in such amounts as it considers to be reasonable, its insurance does not cover all the potential risks associated with its operations. The Company may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards encountered in the operations of the Company is not generally available on acceptable terms. The Company might also become subject to liability for pollution or other hazards which may not be insured against or which the Company may elect not to insure against because of premium costs or other reasons. Losses from these events may cause the Company to incur significant costs that could have a material adverse effect upon its business, results of operations, financial condition or prospects.

Risks of Leverage

Although the Company will seek to use leverage in connection with its investments in a manner it believes is prudent, such leverage will increase the exposure of an investment to adverse economic factors such as downturns in the economy or deterioration in the condition of the investment. If the Company defaults on unsecured indebtedness, the terms of the loan may require the Company to repay the principal amount of the loan and any interest accrued thereon in addition to heavy penalties that may be imposed. Because the Company may engage in financings where several investments are cross-collateralized, multiple investments may be subject to the risk of loss. As a result, the Company could lose its interest in performing investments in the event such investments are cross-collateralized with poorly performing or nonperforming investments.

In addition to leveraging the Company investments, the Company may borrow funds in its own name for various purposes and may withhold or apply from distributions amounts necessary to repay such borrowings. The interest expense and such other costs incurred in connection with such borrowings may not be recovered by income from investments purchased by the Company. If investments fail to cover the cost of such borrowings, the value of the investments held by the Company would decrease faster than if there had been no such borrowings. Additionally, if the investments fail to perform to expectation, the interests of investors in the Company could be subordinated to such leverage, which will compound any such adverse consequences.

Future Acquisitions or Dispositions

Material acquisitions, dispositions and other strategic transactions involve a number of risks, including: (i) potential disruption of the Company’s ongoing business; (ii) distraction of management; (iii) the Company may become more financially leveraged; (iv) the anticipated benefits and cost savings of those transactions may not be realized fully or at all or may take longer to realize than expected; and (v) loss or reduction of control over certain of the Company’s assets. Additionally, the Company may issue additional Subordinate Voting Shares in material amounts which would dilute the current shareholders’ holding in the Company or indirect holdings in the Company.

The presence of one or more material liabilities of an acquired company that are unknown to the Company at the time of acquisition could have a material adverse effect on the business, results of operations, prospects and financial condition of the Company. A strategic transaction may result in a significant change in the nature of the Company’s business, operations and strategy. In addition, the Company may encounter unforeseen obstacles or costs in implementing a strategic transaction or integrating any acquired business into the Company’s operations.

Management of Growth

The Company may be subject to growth-related risks including capacity constraints and pressure on its internal systems and controls. The ability of the Company to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The inability of the Company to deal with this growth may have a material adverse effect on the Company’s business, financial condition, results of operations or prospects.

Performance Not Indicative of Future Results

The prior investment and operational performance of the Company is not indicative of the future operating results of the Company. There can be no assurance that the historical operating results achieved by the Company or its affiliates will be achieved by the Company, and the Company’s performance may be materially different.

Financial Projections May Prove Materially Inaccurate or Incorrect

The Curaleaf or Company financial estimates, projections and other forward-looking information or statements included in this MD&A are based on assumptions of future events that may or may not occur, which assumptions may not be disclosed in this MD&A. Shareholders of the Company should inquire of the Company and become familiar with the assumptions underlying any estimates, projections or other forward-looking information or statements. Projections are inherently subject to varying degrees of uncertainty and their achievability depends on the timing and probability of a complex series of future events. There is no assurance that the assumptions upon which these projections are based will be realized. Actual results may differ materially from projected results for a number of reasons including increases in operation expenses, changes or shifts in regulatory rules, undiscovered and unanticipated adverse industry and economic conditions, and unanticipated competition. Accordingly, the Company Shareholders should not rely on any projections to indicate the actual results the Company might achieve.

Conflicts of Interest

Conflicts of interest may arise as a result of the directors, officers and promoters of the Company also holding positions as directors or officers of other companies. They also invest and may invest in businesses, including in the cannabis sector, that compete directly or indirectly with the Company or act as customers or suppliers of the Company. Some of the individuals that are directors and officers of the Company have been and will continue to be engaged in the identification and evaluation of assets, businesses and companies on their own behalf and on behalf of other companies, and situations may arise where the directors and officers of the Company will be in direct competition with the Company. Conflicts, if any, will be subject to the procedures and remedies provided under the Business Corporations Act (British Columbia).

To the best of the Company’s knowledge, other than as disclosed below and elsewhere in this MD&A, there are no known existing or potential material conflicts of interest among the Company or a subsidiary of the Company and a director or officer of the Company or a subsidiary of the Company as a result of their outside business interests except that: (i) certain of the Company’s or its subsidiaries’ directors and officers serve as directors and officers of other companies, and therefore it is possible that a conflict may arise between their duties to the Company and their duties as a director or officer of such other companies, and (ii) certain of the Company’s or its subsidiaries’ directors and officers have portfolio investments consisting of minority stakes in businesses that may compete directly or indirectly with the Company or act as a customer of, or supplier to, the Company.

The Company has entered into a merger agreement for the acquisition of Cura Partners, a corporation in which Mr. Boris Jordan, a Principal Shareholder and Executive Chairman of the Company, holds an indirect interest. See the “Proposed Transactions - Cura Partners, Inc., an Oregon corporation (“Cura” or “Select”)” section of this MD&A.

Tax Risks

Section 280E of the Code, as amended prohibits businesses from deducting certain expenses associated with trafficking controlled substances (within the meaning of Schedule I and II of the CSA). The IRS has invoked Section 280E in tax audits against various cannabis businesses in the U.S. that are permitted under applicable state laws. Although the IRS issued a clarification allowing the deduction of certain expenses, the scope of such items is interpreted very narrowly, and the bulk of operating costs and general administrative costs are not permitted to be deducted. While there are currently several pending cases before various administrative and federal courts challenging these restrictions, there is no guarantee that these courts will issue an interpretation of Section 280E favorable to cannabis businesses. Given these facts, the impact of any such challenge cannot be reliably estimated; however, it may be significant to the financial condition and/or the overall operations of the Company.